EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                                      AMONG


                           BERRY PLASTICS CORPORATION,


                             CPI HOLDING CORPORATION


                            CARDINAL PACKAGING, INC.


                                       AND


                   THE SHAREHOLDERS OF CPI HOLDING CORPORATION


                                  JUNE 18, 1999

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                              TABLE OF CONTENTS
                                                                            PAGE


ARTICLE I GENERAL............................................................1

  1.1  THE PURCHASE AND SALE OF COMMON STOCK.................................1
  1.2  CHARTER OF HOLDING....................................................1
  1.3  TAKING OF NECESSARY ACTION; FURTHER ASSURANCES........................1
  1.4  [INTENTIONALLY OMITTED]...............................................2
  1.5  CLOSING; CLOSING DELIVERIES...........................................2

ARTICLE II PAYMENT OF PURCHASE PRICE.........................................3

  2.1  GENERAL...............................................................3
  2.2  DELIVERY OF FUNDS; SURRENDER OF CERTIFICATES..........................5
  2.3  REDEMPTION OF CLASS A AND B PREFERRED.................................5
  2.4  PURCHASE PRICE ADJUSTMENT.............................................5
  2.5  ESCROW AGREEMENT; DELIVERY OF FUNDS...................................8
  2.6  PAYMENT OF FUNDED INDEBTEDNESS AND CAPITAL LEASES.....................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS...............9

  3.1  TITLE TO THE SHARES...................................................9
  3.2  AUTHORITY; NONCONTRAVENTION; CONSENTS.................................9
  3.3  RELATED TRANSACTIONS.................................................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOLDING AND THE COMPANY........10

  4.1  ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.................10
  4.2  EQUITY INVESTMENTS...................................................11
  4.3  CAPITAL STOCK........................................................11
  4.4  AUTHORITY; NONCONTRAVENTION; CONSENTS................................11
  4.5  FINANCIAL STATEMENTS.................................................12
  4.6  ABSENCE OF UNDISCLOSED LIABILITIES...................................12
  4.7  ABSENCE OF CHANGES...................................................13
  4.8  TAX MATTERS..........................................................13
  4.9  TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS...........14
  4.10 REAL PROPERTY-OWNED OR LEASED........................................15
  4.11 INTELLECTUAL PROPERTY................................................16
  4.12 AGREEMENTS, NO DEFAULTS, ETC.........................................16
  4.13 LITIGATION, ETC......................................................17
  4.14 COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS..............................18
  4.15 LABOR RELATIONS; EMPLOYEES...........................................18
  4.16 ERISA COMPLIANCE.....................................................19
  4.17 ENVIRONMENTAL MATTERS................................................21
  4.18 BROKERS..............................................................22
  4.19 RELATED TRANSACTIONS.................................................22
  4.20 SUPPLIERS AND VENDORS................................................23
  4.21 CUSTOMERS............................................................23
  4.22 DISCLOSURE...........................................................23

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER.......................23

  5.1  ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.................24
  5.2  AUTHORITY............................................................24
  5.3  NONCONTRAVENTION; CONSENTS...........................................24
  5.4  BROKERS..............................................................24
  5.5  INVESTMENT INTENT....................................................25
  5.6  AVAILABILITY OF FINANCING............................................25

                                      (i)
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ARTICLE VI CONDUCT AND TRANSACTIONS PRIOR TO THE CLOSING; ADDITIONAL
PRE-CLOSING AGREEMENTS......................................................25

  6.1  AFFIRMATIVE COVENANTS OF THE COMPANY.................................25
  6.2  NEGATIVE COVENANTS OF THE COMPANY....................................26
  6.3  [INTENTIONALLY OMITTED.].............................................27
  6.4  CONSENTS.............................................................27
  6.5  EFFORTS TO CONSUMMATE................................................27
  6.6  NOTICE OF PROSPECTIVE BREACH.........................................27
  6.7  PUBLIC ANNOUNCEMENTS; WAIVER OF CONFIDENTIALITY......................27
  6.8  NEGOTIATION WITH OTHERS; DISPOSITION AND VOTING OF SECURITIES........28
  6.9  [INTENTIONALLY OMITTED.].............................................29
  6.10 SHAREHOLDERS' REPRESENTATIVE.........................................29
  6.11 AVAILABILITY OF FINANCING............................................32
  6.12 ENVIRONMENTAL ACTIONS................................................32

ARTICLE VII CONDITIONS......................................................32

  7.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS...............................32
  7.2  CONDITIONS TO OBLIGATIONS OF THE BUYER...............................33
  7.3  CONDITIONS TO OBLIGATIONS OF THE COMPANY, THE SUBSIDIARIES AND THE
       SHAREHOLDERS.........................................................34

ARTICLE VIII INDEMNIFICATION................................................35

  8.1  INDEMNIFICATION GENERALLY; ETC.......................................35
  8.2  LIMITATIONS ON INDEMNIFICATION.......................................36
  8.3  ASSERTION OF CLAIMS; PAYMENT OF CLAIMS...............................38
  8.4  NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.............................39
  8.5  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS................40
  8.6  NO THIRD PARTY RELIANCE..............................................41

ARTICLE IX ADDITIONAL AGREEMENTS............................................41

  9.1  EXPENSES.............................................................41
  9.2  AMENDMENTS TO EMPLOYMENT AGREEMENTS..................................41
  9.3  USE OF NAME..........................................................42
  9.4  TERMINATION OF AFFILIATE TRANSACTIONS................................42
  9.5  AGREEMENT TO WIND DOWN THE ESOP......................................42
  9.6  TAX MATTERS..........................................................42

ARTICLE X TERMINATION; EFFECT OF TERMINATION................................43

  10.1 TERMINATION..........................................................43
  10.2 EFFECT OF TERMINATION................................................44

ARTICLE XI MISCELLANEOUS PROVISIONS.........................................44

  11.1 AMENDMENT............................................................44
  11.2 EXTENSION; WAIVER....................................................44
  11.3 ENTIRE AGREEMENT.....................................................45
  11.4 SEVERABILITY.........................................................45
  11.5 NO THIRD-PARTY BENEFICIARIES; SUCCESSORS AND ASSIGNS.................45
  11.6 HEADINGS.............................................................46
  11.7 NOTICES..............................................................46
  11.8 COUNTERPARTS.........................................................47
  11.9 GOVERNING LAW........................................................47
  11.10  INCORPORATION OF EXHIBITS AND SCHEDULES............................47
  11.11  CONSTRUCTION.......................................................47
  11.12  REMEDIES...........................................................48
  11.13  WAIVER OF JURY TRIAL...............................................48
  11.14  INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES.......48

                                      (ii)
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                            SCHEDULES AND EXHIBITS

Schedule I     Shareholders of CPI Holding Corporation

Schedule II    Notices

Annex I        Definitions

Exhibit A      Restated Certificate of Incorporation

Exhibit B      Escrow Agreement

Exhibit C      Highly Confident Letter issued by Donaldson Lufkin & Jenrette

Exhibit D      Opinion of Counsel to the Company and the Shareholders

Exhibit E      Opinion of Counsel to the Buyer
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                                             STOCK PURCHASE AGREEMENT dated as
                                    of June 18, 1999, among BERRY PLASTICS
                                    CORPORATION, a Delaware corporation (the
                                    "Buyer") CPI HOLDING CORPORATION, a Delaware corporation ("Holding"), CARDINAL PACKAGING, INC., an Ohio corporation (the "Company"), and THE HOLDERS OF COMMON STOCK OF HOLDING NAMED ON SCHEDULE I ATTACHED HERETO (each, a "Shareholder", and collectively the "Shareholders").

            The Company is engaged in the business of manufacturing, marketing and selling rigid thin-walled polyethylene and polypropylene containers and lids, and marketing, selling and leasing filling machine equipment. Pursuant to the terms and conditions of this Agreement (this "Agreement"), the Shareholders desire to sell, and the Buyer desires to purchase, all of the issued and outstanding shares of common stock, $0.01 par value, of Holding not owned of record by Holding. Capitalized terms used but not defined herein have the meanings set forth in ANNEX I hereto.

            NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                     GENERAL

1.1 THE PURCHASE AND SALE OF COMMON STOCK.

      In accordance with, and subject to, the provisions of this Agreement, at the Closing, the Shareholders agree to sell and transfer to the Buyer and the Buyer agrees to purchase from the Shareholders the Shares for the consideration set forth in Article II hereof.

1.2 CHARTER OF HOLDING.

      Upon filing by the Buyer after the Closing Date, the certificate of incorporation of Holding ("Holding's Restated Charter") shall be amended and restated in its entirety to read as set forth in EXHIBIT A hereto.

1.3 TAKING OF NECESSARY ACTION; FURTHER ASSURANCES.

      Prior to the Closing Date, and subject to the terms and conditions contained in this Agreement, the parties hereto shall take or cause to be taken all such actions as may be reasonably necessary or appropriate in order to effectuate, the transactions contemplated hereby.
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1.4  [INTENTIONALLY OMITTED].

1.5   CLOSING; CLOSING DELIVERIES.

            (a) The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement, unless another date or place is agreed to by the parties, shall take place at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, New York, New York 10112, as soon as practicable after the satisfaction or waiver (to the extent the same may be waived) of the conditions set forth in Section 7 (such date on which the Closing is consummated being referred to herein as the "Closing Date").

            (b) At the Closing, Holding, the Company and the Shareholders shall deliver to the Buyer:

                  (i) counterparts of the Escrow Agreement among the Buyer, the
            Company and the Shareholders' Representative in substantially the form of the draft attached hereto as EXHIBIT B (the "Escrow Agreement"), duly executed by the Shareholders' Representative;

                  (ii) counterparts of the Employment Agreement Amendments, duly executed by each of Messrs. Hartman, Makowski, Kamin and Regan;

                  (iii) original stock certificates representing all of the
            Shares, with duly executed stock powers;

                  (iv) certified copies of the resolutions of Holding's board of directors approving this Agreement, all other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby;

                  (v) an officer's certificate certifying Holding's Charter,
            Holding's By-laws and the incumbency of each officer executing this Agreement or any agreement or instrument contemplated hereby; and

                  (vi) certificates of the Secretaries of State (or other
            applicable office) in which Holding and the Company are organized and qualified to do business, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing and non-delinquent status of such entity.

            (c) At the Closing, the Buyer shall deliver to the Shareholders:

                  (i) counterparts of the Escrow Agreement, duly executed by the
            Buyer and Holding;

                  (ii) certified copies of the resolutions of the board of
            directors of the Buyer authorizing and approving this Agreement, all other agreements and instruments contemplated hereby to be entered into by the Buyer and the consummation of the transactions contemplated hereby;

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                  (iii) an officer's certificate of the Buyer certifying its certificates of incorporation, by-laws and the incumbency of each officer executing this Agreement or any agreement or instrument contemplated hereby; and

                  (iv) certificates of the Secretaries of State (or other
            applicable office) in which the Buyer is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing and non-delinquent status of such entity.

                                   ARTICLE II

                            PAYMENT OF PURCHASE PRICE

2.1  GENERAL.

            (a) The following terms used in this Agreement shall have the following respective meanings:

            "CAPITAL LEASE OBLIGATIONS" means the obligations of Holding, on a consolidated basis, to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a consolidated balance sheet of Holding as of such date computed in accordance with GAAP.

            "CAPX ADDITIONAL AMOUNT" means, if applicable, the aggregate amount paid by the Company prior to Closing for the Van Dam printer (it being expected that $449,755 is payable in July 1999 and $89,955 is payable in August 1999).

            "CAPX REDUCTION AMOUNT" means, if applicable, the amount by which $300,000 for each month between November 30, 1998 and the Closing Date (using $10,000 per day for any partial month) exceeds the aggregate amount of capital expenditures paid (or accrued to the extent shown as a liability on the Closing Balance Sheet) during such period (it being understood that the CapX Additional Amount, if any, will be excluded from the amount of capital expenditures made during such period).

            "CLOSING CONSIDERATION" means $69.5 million plus the CapX Additional Amount (if any), minus the CapX Reduction Amount (if any), minus the amount of Shareholders' Expenses, minus the aggregate amount of Funded Indebtedness, minus the aggregate amount of Capital Lease Obligations, minus the Preferred Redemption Amount, minus the amount of Third Party Payments, plus the Closing Working Capital Amount, plus or minus (as the case may be) the Employee Benefit Amount.

            "CLOSING WORKING CAPITAL AMOUNT" means $474,000, which is an estimate of the working capital adjustment to be made under Section 2.4, based on the Company's working capital as of April 30, 1999.

            "ESCROW AMOUNT" means $500,000.

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            "EMPLOYEE BENEFIT AMOUNT" means the difference between (i) the present value of all accrued benefits (whether or not vested) under that certain Employee Plan subject to Title IV of ERISA described in Item 1 of Schedule 4.16 of the Disclosure Letter and (ii) the current fair market value of the assets of such Employee Plan (for purposes of determining the present value of accrued benefits under the Employee Plans, the actuarial assumptions and methods used for funding under such Employee Plan for the most recent plan valuation date shall be used including any accrued contribution receivable); it being understood that (A) the Employee Benefit Amount shall be determined as of the most recent practicable date that precedes the Closing Date and (B) the Closing Consideration is increased if the present value of such accrued benefits is less than the fair market value of such assets, and the Closing Consideration is decreased if the present value of such accrued benefits is greater than the fair market value of such assets.

            "FUNDED INDEBTEDNESS" means the aggregate amount (including the current portions thereof), without duplication, of all (i) indebtedness for money borrowed from others and purchase money indebtedness (other than accounts payable in the ordinary course), (ii) indebtedness of the type described in clause (i) above guaranteed in any manner by Holding or the Company, or in effect guaranteed, directly or indirectly, in any manner by Holding or the Company through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss (any such arrangement being hereinafter referred to as a "Guaranty"), but excluding endorsements of checks and other instruments in the ordinary course and any Guaranty by Holding or the Company of indebtedness of the type described in clause (i) above of Holding or the Company, (iii) all indebtedness of the type described in clause (i) above secured by any Encumbrance upon property owned by Holding or the Company, even though neither Holding nor the Company has in any manner become liable for the payment of such indebtedness, (iv) amounts to be paid on or after the Closing Date, whether payable on or after the Closing Date, under the Long Service Executive Nonqualified Pension Agreement, undated, among the Company, Arthur Blackburn and Myrle Blackburn, and (vi) all interest expense accrued but unpaid, and all prepayment premiums on, or relating to, any of such indebtedness, including, but not limited to, the obligations arising under the items set forth on Schedule 2.1.

            "MAXIMUM CONSIDERATION" means an amount equal to the Closing Consideration, as adjusted pursuant to Section 2.4(c).

            "PER SHARE CLOSING AMOUNT" means an amount equal to the quotient obtained by dividing (A) the remainder of the Closing Consideration minus the Escrow Amount by (B) the Share Number, rounded to the nearest $.0001.

            "PREFERRED REDEMPTION AMOUNT" means the aggregate amount paid at the Closing to redeem all of the issued and outstanding shares of Holding's Class A Preferred Stock and Class B Preferred Stock in accordance with the terms of Holding's Restated Certificate of Incorporation.

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            "PROPORTIONATE PERCENTAGE" means with respect to any Shareholder, the quotient obtained by dividing the number of Shares held by such Shareholder immediately prior to the Closing Date by the Share Number.

            "SHARES" means the shares of Holding Common Stock that are issued and outstanding immediately prior to the Closing that are NOT owned directly or indirectly by Holding or the Company (whether as treasury stock or otherwise), including any shares issuable upon the exercise of options.

            "SHARE NUMBER" means the aggregate number of all Shares.

            "SHAREHOLDERS' EXPENSES" means all fees and expenses that are unpaid at the Closing Date that are incurred by Holding, the Company and (to the extent reimbursable by the Company) the Shareholders in connection with the preparation for, and consummation of, the transactions contemplated hereby and by the other agreements referred to herein; the amount of such Shareholders' Expenses as of the date hereof being set forth on Schedule 2.1(a) of the Disclosure Letter (it being understood that such Schedule will be updated, as necessary, on the Closing Date).

            "THIRD PARTY PAYMENTS" means the aggregate amount of all payments required to be made by the Company to third parties as a direct result of the consummation of the transactions proposed hereby, as set forth on Schedule 2.1(b) of the Disclosure Letter.

            (b) Anything contained in this Agreement to the contrary notwithstanding, the entire consideration payable with respect to all Shares shall not exceed the Maximum Consideration.

2.2  DELIVERY OF FUNDS; SURRENDER OF CERTIFICATES.

      At the Closing, upon surrender by each Shareholder to Holding of the certificates which, immediately prior to the Closing, represent Shares, the Buyer shall pay to each such Shareholder the Per Share Closing Amount for each Share, by wire transfer to an account designated by such Shareholder to the Buyer not later than three Business Days prior to the Closing Date.

2.3 REDEMPTION OF CLASS A AND B PREFERRED.

      At the Closing, the Buyer shall cause Holding to wire transfer the Preferred Redemption Amount to the holders of the Class A Preferred and the Class B Preferred to such accounts as are designated by the ESOP Trustee and KECC.

2.4  PURCHASE PRICE ADJUSTMENT.

            (a) PREPARATION OF CLOSING BALANCE SHEET.

      As promptly as practicable following the Closing Date (but in no event later than 90 days after the Closing Date), the Buyer shall prepare, and cause Ernst & Young LLP to certify, a consolidated balance sheet (the "Closing Balance Sheet") of Holding reflecting the financial position of Holding and the Company as of the close of business on the Closing Date and a

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statement (the "Final Net Working Capital Statement") setting forth the computation of the Final Net Working Capital (as defined below) derived therefrom on the Closing Date, which statement shall be prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied with Holding's November 30, 1998 audited balance sheet (the "November Balance Sheet"); PROVIDED, HOWEVER, that (A) real and personal property taxes, vacation accruals, medical claims, and workmen's compensation shall be determined in a manner consistent with the November Balance Sheet, regardless of GAAP, (B) to the extent that the personal property taxes owed to the states of Ohio and California remain unpaid as of the close of business on the Closing Date, such amount shall be a liability on the Closing Balance Sheet (for purposes of identification, such amount being approximately $167,000 in back taxes and $10,000 in interest as of April 1999), (C) any deposit or downpayment of fixed assets made by the Company shall not constitute a prepaid asset, and (D) the only adjustments to the reserves, allowances and writeoffs set forth on the November Balance Sheet shall be those arising in the ordinary course of business and due to changes in underlying facts and circumstances which occur after November 30, 1998. For purposes of preparing the Final Net Working Capital Statement, "Final Net Working Capital" shall mean the total current assets of Holding and the Company minus the total current liabilities (excluding cash, deferred Taxes, prepaid Taxes and the current portions of Funded Indebtedness, Capitalized Lease Obligations, Third Party Payments and Shareholders' Expenses), in each case determined as of the close of business on the Closing Date and by reference to the amounts set forth on the Closing Balance Sheet; PROVIDED, HOWEVER, that in the event the accrued Tax liabilities (the "Accrued Tax Liabilities") are less than or equal to $475,000, Accrued Tax Liabilities shall be excluded from current liabilities in determining the Final Net Working Capital, and in the event the Accrued Tax Liabilities exceed $475,000 (such excess being the "Recorded ATL"), the Recorded ATL shall be included in current liabilities in determining the Final Net Working Capital. For purposes of this Agreement, the amount by which the Accrued Tax Liabilities exceeds the Recorded ATL is hereinafter referred to as the "Unrecorded ATL".

      (b) REVIEW BY THE SHAREHOLDERS' REPRESENTATIVE.

            (i) Upon completion of the Closing Balance Sheet, the Buyer shall promptly deliver the same together with the Final Net Working Capital Statement to the Shareholders' Representative with a notice (the "Notice of Adjustment") of the Buyer setting forth its proposed adjustment, if any, of the Maximum Consideration as contemplated hereby. During the preparation of and after the completion of the audit of the Closing Balance Sheet until the Final Determination Date (as defined below), the Buyer shall provide the Shareholders' Representative and its advisors with timely access to the work papers, trial balances and similar materials used in connection with the audit of the Closing Balance Sheet and the preparation of the Final Net Working Capital Statement and timely access to and full cooperation of the Company's management.

            (ii) Following receipt of the Notice of Adjustment, the Shareholders' Representative will be afforded a period of 20 Business Days (the "First 20-Day Period") to review the Notice of Adjustment. At or before the end of the First 20-Day Period, the Shareholders' Representative will either (A) accept the Final Net Working Capital (as set forth in the Notice of Adjustment) in its entirety, in which case the Final Net Working Capital will be as set forth in the Notice of Adjustment or (B) deliver to the Buyer a written notice (the "Objection Notice") containing a sufficiently detailed written explanation of those items in the Final Net Working Capital Statement (as set forth in the Notice of Adjustment) which the Shareholders' Representative disputes, in which case the items identified by the Shareholders' Representative shall be deemed to be in dispute. The failure by the Shareholders' Representative to deliver the Objection Notice within the First 20-Day Period shall constitute the Shareholders' Representative's acceptance of the Final Net Working Capital as set forth in the Notice of Adjustment. If the Shareholders' Representative delivers the Objection Notice in a timely manner, then, within a further period of 20 Business Days from the end of the First 20-Day Period the parties and, if desired, their accountants will attempt to resolve in good faith any disputed items and reach a written agreement (the "Settlement Agreement") with respect thereto. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to Arthur Andersen LLP (the "Arbitrating Accountants"), the fees and expenses of which shall be borne equally by the Shareholders' Representative, on the one hand, and the Company, on the other hand. The Final Net Working Capital will be deemed to be as determined by the Arbitrating Accountants. Such determination (the "Accountants' Determination") shall be (A) in writing,
      (B) furnished to the Shareholders' Representative and the Buyer as soon as practicable after the items in dispute have been referred to the Arbitrating Accountants, (C) made in accordance with the principles set forth in Section 2.4(a) and (D) nonappealable and incontestable by the Shareholders, the Company, the Buyer and each of their respective Affiliates and successors and not subject to collateral attack for any reason, other than manifest error or fraud.

            (iii) For purposes of this Section 2.4, the "Final Determination Date" shall mean the earliest to occur of (A) the 11th day following the receipt by the Shareholders' Representative of the Notice of Adjustment if the Shareholders' Representative shall have failed to deliver the Objection Notice to the Buyer within the First 20-Day Period, (B) the date on which either the Shareholders' Representative or the Buyer gives the other a written notice to the effect that such party has no objection to the other party's determination of the Final Net Working Capital, (C) the date on which the Shareholders' Representative and the Buyer execute and deliver a Settlement Agreement and (D) the date as of which the Shareholders' Representative and Buyer shall have received the Accountants' Determination.

            (c) ADJUSTMENT.

            (i) If the Final Net Working Capital is greater than the sum of $10,300,000 plus the Closing Working Capital Amount (the amount of such excess being referred to herein as the "Underpayment Amount"), then, within five Business Days following the Final Determination Date, the Maximum Consideration shall be increased by the amount of the Underpayment Amount and the Buyer shall, or shall cause Holding to pay, or cause to be paid, to each Shareholder its PRO RATA portion (based on such Shareholder's Proportionate Percentage) of the Underpayment Amount.

            (ii) If the Final Net Working Capital is less than the sum of $10,300,000 plus the Closing Working Capital Amount (the amount of such shortfall being referred to herein as the "Overpayment Amount"), then, within five Business Days following the

      Final Determination Date, the Maximum Consideration shall be decreased by the amount of the Overpayment Amount and the Shareholders shall pay, or cause to be paid, to the Buyer each Shareholder's PRO RATA portion (based on such Shareholder's Proportionate Percentage) of the Overpayment Amount. The Overpayment Amount may, at the sole discretion of the Buyer, be satisfied out of the Escrow Fund and upon such election by the Buyer, the Buyer and the Shareholders' Representative shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to pay the Overpayment Amount to the Company. Within 15 days of the date the Overpayment Amount is paid to the Company from the Escrow Fund pursuant to the provisions of the foregoing sentence, in order to replenish the Escrow Fund the Shareholders shall deliver to the Escrow Agent each Shareholder's pro rata portion (based on such Shareholder's Proportionate Percentage) of the amount that was deducted from the Escrow Fund to pay the Overpayment Amount. Nothing contained in this subparagraph shall be construed as an election of remedies by the Buyer and the Company, and the Buyer and the Company shall have and retain all other rights and remedies existing in their respective favor at law or in equity for a breach of the provisions of this Section 2.4; PROVIDED, HOWEVER, that other than with respect to Tax matters, claims may not be made with respect to any matter pursuant to the other representations, warranties, covenants or agreements herein to the extent such matter would be duplicative with any matter included as part of the purchase price adjustment mechanism pursuant to this Section 2.4(c)(ii).

            (iii) Interest shall accrue on the Underpayment Amount or the Overpayment Amount, as applicable, at a rate of 8% per annum from the Closing Date until the date on which such amount is paid.

2.5 ESCROW AGREEMENT; DELIVERY OF FUNDS.

            (a) On or prior to the Closing Date, the Buyer and Holding shall appoint Old National Bank of Evansville to act as escrow agent (the "Escrow Agent") pursuant to the Escrow Agreement.

            (b) At the Closing Date, upon the terms and conditions contained in this Agreement and the Escrow Agreement, the Buyer shall deposit with the Escrow Agent an amount equal to the Escrow Amount.

2.6 PAYMENT OF FUNDED INDEBTEDNESS AND CAPITAL LEASES.

            (a) On the Closing Date, the Buyer shall, or shall cause its lenders to deliver to the holders of Funded Indebtedness, Capital Lease Obligations and Preferred Stock, an amount sufficient to repay all Funded Indebtedness and Capital Lease Obligations outstanding as of the Closing Date and also the Preferred Redemption Amount, with the result that immediately following the Closing there will be no further monetary obligations of Holding or the Company with respect to any Funded Indebtedness, Capital Lease Obligations or Preferred Stock outstanding immediately prior to the Closing. On the Closing Date, the Company will provide the Buyer and such lenders with customary pay-off letters from all holders of Funded Indebtedness and Capital Lease Obligations in form and substance reasonably satisfactory to the Buyer, and make arrangements reasonably satisfactory to the Buyer for such holders to provide to the Buyer recordable form mortgage and lien releases, canceled notes, trademark and patent assignments and other documents requested by the Buyer simultaneously with or promptly following the Closing.

            (b) On the Closing Date, the Buyer shall, or shall cause Holding to, pay any outstanding Third Party Payments and Shareholders' Expenses.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

            Each Shareholder severally represents and warrants to the Buyer as follows:

3.1  TITLE TO THE SHARES.

      Such Shareholder is the lawful owner, of record and beneficially, of those shares of Holding Common Stock and/or other equity securities of Holding set forth opposite his, her or its name on SCHEDULE I hereto and has good and marketable title to such securities, free and clear of any Encumbrances whatsoever and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto, except, in the case of the Management Shareholders, to the extent that such shares have been pledged to the Company to secure a promissory note for the purchase thereof pursuant to agreements that shall be terminated at or prior to the Closing Date. Except for this Agreement and as set forth on Schedule 3.1 of the Disclosure Letter, there are no agreements or understandings between such Shareholder and any other Shareholder or any other Person with respect to the acquisition, disposition or voting of or any other matters pertaining to any of the capital stock or other equity securities of Holding. Such Shareholder acquired his, her or its shares of Holding Common Stock and other equity securities in one or more transactions exempt from registration under the Securities Act of 1933, as amended, and in compliance with applicable state securities laws.

3.2  AUTHORITY; NONCONTRAVENTION; CONSENTS.

            (a) Such Shareholder has full and absolute legal right, capacity, power and authority to enter into this Agreement and this Agreement is the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors rights generally or by general principles of equity. If such Shareholder is a trust, such trust is a validly created and existing trust under applicable state law.

            (b) Except as set forth on Schedule 3.2 of the Disclosure Letter, neither the execution, delivery and performance of this Agreement by such Shareholder, nor the consummation of the transactions contemplated hereby by such Shareholder, nor compliance by such Shareholder with any of the provisions hereof will (i) conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligations contained in, or the loss of any material benefit under, any term, condition or provision of any Contract to which such Shareholder is a party, or by which such Shareholder or any of his, her or its properties may be bound or
(ii) violate any Law applicable to such Shareholder or any of his, her or its properties, which conflict or violation would prevent the consummation of the transactions contemplated by this Agreement or result in an Encumbrance on or against any capital stock of Holding.

           (c) Except as contemplated by this Agreement or as set forth on
Schedule 3.2 of the Disclosure Letter, no Permit, authorization, consent or approval of or by, or any notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by such Shareholder of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

3.3 RELATED TRANSACTIONS.

      Except as set forth on Schedule 3.3 of the Disclosure Letter, and except for salary to Shareholders who are currently employees of Holding and the Company, such Shareholder is not now, nor has such Shareholder been during the last three fiscal years, (i) a party to any transaction or Contract with Holding or the Company that will not be terminated or completed at or prior to the Closing Date (other than employment agreements that are set forth on the Disclosure Schedule and, with respect to Heller Financial, Inc., other than those obligations that expressly survive the repayment of the indebtedness owed by the Company to Heller Financial, Inc. as set forth in the definitive documentation relating to such indebtedness), or (ii) other than with respect to Heller Financial, Inc., the direct or indirect owner of an interest in any Person which is a supplier or customer of Holding or the Company (other than non-affiliated holdings in publicly-held companies).

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF HOLDING AND THE COMPANY

            Holding and the Company jointly and severally represent and warrant to the Buyer as follows:

4.1  ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.

      Each of Holding and the Company is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, except as set forth on Schedule 4.1 of the Disclosure Letter dated the date of this Agreement (the "Disclosure Letter") certified by the Chief Executive Officer of Holding and the Company and delivered by Holding and the Company to the Buyer, is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a M aterial Adverse Affect on the Company or Holding, each of which jurisdictions is set forth on Schedule 4.1 of the Disclosure Letter. The Company has delivered to the Buyer true and complete copies of Holding's Charter and Holding's By-laws, and also the certificate of incorporation and by-laws of the Company, in each case as amended to the date hereof.

4.2  EQUITY INVESTMENTS.

      Other than the Company, Holding has never had, nor does it currently have, any subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or other proprietary interest, directly or indirectly, in any Person. The Company has never had, nor does it currently have, any subsidiaries, nor has it ever owned, nor does it currently own, any capital stock or equity interest, directly or indirectly, in any Person.

4.3  CAPITAL STOCK.

      The authorized capital stock of Holding consists of (i) 100,000 shares of Class A Preferred Stock, $.01 par value (the "Class A Preferred"), of which 80,000 shares are issued and outstanding; (ii) 100,000 shares of Class B Preferred Stock, $.01 par value (the "Class B Preferred"), of which 60,966.69 shares are issued and outstanding; (iii) 500,000 shares of Class A Common Stock, $.01 par value, of which 89,281.50 shares are issued and outstanding; (iv) 300,000 shares of Class B Common Stock, $.01 par value, of which 124,760 shares are issued and outstanding; and (v) 200,000 shares of Class C Common Stock, $.01 par value, of which 90,791.60 shares are issued and outstanding. The Class A Preferred and Class B Preferred are referred to herein as the "Holding Preferred Stock," and the Class A, Class B and Class C Common Stock are referred to herein as the "Holding Common Stock." All shares of the Holding Preferred Stock and the Holding Common Stock are owned of record and beneficially by the Persons and in the amounts set forth on Schedule 4.3 of the Disclosure Letter. All of the issued and outstanding capital stock of the Company is owned of record and beneficially by Holding. Other than the securities described above and except as described on Schedule 4.3 of the Disclosure Letter, there are no outstanding securities, options, warrants, rights or agreements or other commitments pursuant to which Holding is or may become obligated to issue any shares of its capital stock, or any securities convertible into or exercisable or exchangeable for such capital stock. There are no outstanding securities, options, warrants, rights or agreements or other commitments pursuant to which the Company is or may become obligated to issue any shares of its capital stock, or any securities convertible into or exercisable or exchangeable for such capital stock, other than the preemptive rights existing under the corporation statutes of the State of Ohio.

4.4  AUTHORITY; NONCONTRAVENTION; CONSENTS.

            (a) Each of Holding and the Company has all the requisite corporate power and authority to enter into this Agreement and each Related Document to which it is a party to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; the execution, delivery and performance of this Agreement and each Related Document to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Holding and the Company; and this Agreement and each Related Document to which they are a party has been duly and validly executed and delivered by Holding and the Company and this Agreement and each Related Document to which they are a party is the valid and binding obligation of Holding and the Company, enforceable against Holding or the Company in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors rights generally or by general principles of equity.

            (b) Neither the execution, delivery and performance of this Agreement and the Related Documents to which Holding or the Company is a party, nor the consummation by Holding or the Company of the transactions contemplated hereby or thereby, nor compliance by Holding or the Company with any provision hereof will (i) conflict with, or result in any violation of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any Encumbrance upon, any asset of Holding or the Company under any term, condition or provision of (x) Holding's Charter or Holding's By-laws, (y) the certificate of incorporation or by-laws of the Company, or (z) except as set forth on Schedule 4.4 of the Disclosure Letter, any material Contract to which Holding or the Company is a party or by which any of their respective properties or assets are bound, or (ii) violate any material Laws applicable to Holding, the Company or any of their respective properties.

            (c) Except as set forth on Schedule 4.4 of the Disclosure Letter and as required by the HSR Act, no material consent, approval, Order or authorization of, registration, declaration or filing with, or notification to any Governmental Entity or any other third party is required in connection with the execution, delivery and performance by Holding and the Company of this Agreement or the Related Documents to which either is a party or the consummation of the transactions contemplated hereby or thereby.

4.5  FINANCIAL STATEMENTS.

      Holding has previously delivered to the Buyer (i) the audited consolidated balance sheets of Holding as of November 30, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated balance sheet of Holding as of March 31, 1999 and the related consolidated statements of income, shareholders' equity and cash flows for the four-month period then ended (collectively, the "Financial Statements," and the balance sheet as of March 31, 1999 being the "Latest Balance Sheet" and the date thereof being the "Latest Balance Sheet Date"). Except as set forth on Schedule 4.5 of the Disclosure Letter, the Financial Statements (i) are in accordance with the books and records of Holding and the Company, (ii) fairly present in all material respects the financial condition of Holding and the Company on a consolidated basis as at the respective dates indicated and the results of operations, stockholders' equity and cash flows of the Company for the respective periods indicated and
(iii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, except, with respect to unaudited financial statements, for normal year-end adjustments and the absence of footnotes.

4.6  ABSENCE OF UNDISCLOSED LIABILITIES.

      Except as set forth on Schedule 4.6 of the Disclosure Letter, Holding and the Company have no material Liability, except for (i) Liabilities reflected in the Liabilities section of the Latest Balance Sheet, (ii) Liabilities under Contracts that are set forth in the Disclosure Letter (or

Contracts not set forth in the Disclosure Letter due solely as a result of the dollar thresholds in Section 4.12) which have arisen in the ordinary course of business (none of which relates to a breach of contract), (iii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, violation of Law, or any action, suit or Proceeding) and (iv) other Liabilities which individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on the Company or Holding.

4.7  ABSENCE OF CHANGES.

      Except as set forth on Schedule 4.7 of the Disclosure Letter, since the Latest Balance Sheet Date, there has not been any Material Adverse Change with respect to Holding or the Company. Since that date, except as set forth on
Schedule 4.7 of the Disclosure Letter, Holding and the Company have been operated in the ordinary course, consistent with past practice, and:

            (a) no fee, interest, dividend, royalty or any other payment of any kind has been made by Holding or the Company to any Shareholder or any Affiliate of the Company or any Shareholder;

            (b) no party (including Holding and the Company) has accelerated, terminated, modified (out of the ordinary course of business) or canceled any Contract (or series of related Contracts) involving more than $50,000 to which Holding or the Company is a party or by which Holding or the Company is bound and, to the Best Knowledge of the Company, no party intends to take any such action;

            (c) neither Holding nor the Company has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

            (d) there has not been any material action or failure to act by Holding or the Company, or to the Best Knowledge of the Company, any other material occurrence, event, incident or transaction outside the ordinary course of business involving Holding or the Company;

            (e) neither Holding nor the Company has taken any action that would violate any of the negative covenants set forth in Section 6.2 of this Agreement; and

            (f) there has been no agreement, understanding or authorization, whether in writing or otherwise, for Holding or the Company to take any of the actions specified in items (a) through (e) above.

4.8  TAX MATTERS.

      Except as set forth on Schedule 4.8 of the Disclosure Letter, Holding and the Company (a) have paid, or adequately reserved for on the Closing Balance Sheet in accordance with GAAP, all Taxes required to be paid by them through the date hereof and (b) have filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns due through the date hereof (and will file or cause to be filed prior to the Closing Date all Tax Returns due through the Closing Date) with appropriate Governmental Entities in all jurisdictions in which the Tax Returns are required to be filed, and all such Tax Returns are true and complete in all material respects and Holding or the Company has timely paid, or will timely pay if due before the Closing Date, in full all Taxes shown thereon as being due. Other than as set forth on Schedule
4.8 of the Disclosure Letter, neither Holding nor the Company is, nor has any of them ever been, included in any consolidated or combined Tax Return for Federal, state or local Tax purposes or is a member of an affiliated group within the meaning of Section 1504 of the Code. Except as set forth on Schedule 4.8 of the Disclosure Letter, no Tax liens (other than Permitted Encumbrances) have been filed which are currently in effect and neither Holding nor the Company has been notified by the Internal Revenue Service or any other taxing authority that any issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any Tax Return, and no waivers of statutes of limitation have been given or requested which are currently in effect with respect to Holding or the Company. Except as set forth on Schedule 4.8 of the Disclosure Letter, there are no pending Tax audits of any Tax Returns. No unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed against Holding, the Company or any member of any affiliated or combined group of which Holding or the Company was or is a member. Holding has made full and adequate provision (i) on the Latest Balance Sheet for all Taxes payable by it or the Company for all periods prior to the date thereof, and (ii) on its books for all Taxes payable by it for all periods beginning on or after such date. Neither Holding nor the Company has incurred any Tax Liability since the Latest Balance Sheet Date, except for Taxes incurred in the ordinary course of business. Neither Holding nor the Company has made an election to be treated as a "consenting corporation" under Section 341(f) of the Code and since June 15, 1993 neither Holding nor the Company has been a "personal holding company" within the meaning of Section 542 of the Code. Holding, the Company and each of their respective predecessors have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have withheld and paid over all amounts required by Law to be withheld and paid from the wages or salaries of employees, and neither Holding nor the Company is liable for any Taxes for failure to comply with such Laws. Neither Holding nor the Company is a party to any Tax sharing agreement. Holding has not agreed to nor is it required to make any adjustments pursuant to
Section 481 of the Code for any period ending on or after the Closing Date and the Internal Revenue Service has not proposed any such adjustments or changes in Holding's accounting method. Except as set forth on Schedule 4.8 of the Disclosure Letter, there is no Contract covering any Person that individually or collectively could, as a result of the transactions contemplated hereby or by reason of the prior acquisition of the Company consummated in 1996, give rise to the payment of any amount being non-deductible by Holding or the Company by reason of Section 280G of the Code.

4.9  TITLE TO ASSETS, PROPERTIES AND RIGHTS AND RELATED MATTERS.

      Holding and/or the Company have good title to the Intellectual Property Rights as provided in Section 4.11 and to all other assets, properties and interests in properties, real, personal or mixed, reflected on the Latest Balance Sheet or acquired after the Latest Balance Sheet Date (except assets acquired through Capitalized Lease Obligations, inventory or other property sold or otherwise disposed of since the Latest Balance Sheet Date in the ordinary course of business and accounts receivable and notes receivable paid subsequent to the Latest Balance Sheet Date), free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set forth in the Disclosure Letter and Permitted Encumbrances. Except for inventory and supplies in transit in the ordinary course of business, all material tangible personal property is located on the premises of the Company, other than ice cream filling equipment used by customers. Except as set forth on
Schedule 4.9 of the Disclosure Letter, the assets, properties and interests in properties of Holding and the Company include all assets, properties and interests in properties (real, personal and mixed, tangible and intangible) (or the right pursuant to lease of contract to use) and all Contracts necessary to enable the Buyer to carry on the business as presently conducted by Holding and the Company.

4.10 REAL PROPERTY-OWNED OR LEASED.

            (a) The Disclosure Letter contains a list and brief description of all of the owned real property of Holding and the Company (the "Owned Real Property") and all real property in which Holding or the Company has a leasehold interest held under leases (the "Leased Property"), including the name of the lessor and any requirement of consent of the lessor to consummate the transactions contemplated hereby. The Owned Real Property and the Leased Property (together, the "Real Property") constitute all real properties used or occupied by Holding and the Company in connection with the operation of the Company's business.

            (b) With respect to the Real Property, except as set forth on
Schedule 4.10 of the Disclosure Letter:

                  (i) with respect to Owned Real Property, and to the Best
            Knowledge of the Company, the Leased Property, no portion thereof is subject to any pending condemnation Proceeding or Proceeding by any public or quasi-public authority and, to the Best Knowledge of the Company, there is no threatened condemnation or Proceeding with respect thereto;

                  (ii) with respect to the Leased Property, the Company is the owner and holder of all the leasehold estates purported to be granted by such lease and each lease is in full force and effect and constitutes a valid and binding obligation of the Company;

                  (iii) no notice of any increase in the assessed valuation of the Real Property and no notice of any contemplated special assessment has been received by Holding or the Company and to the Best Knowledge of the Company, there is no threatened special assessment pertaining to any of the Real Property;

                  (iv) there are no Contracts, written or oral, to which Holding or the Company is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property;

                  (v) there are no parties (other than Holding, the Company or their lessees disclosed pursuant to paragraph (iv) above) in possession of the Real Property; and

                  (vi) with respect to the Leased Property, to the Best
            Knowledge of the Company, there have been no discussions or correspondence with the landlord concerning renewal terms for those leases scheduled to expire within 12 months of the date of this Agreement.

4.11  INTELLECTUAL PROPERTY.

      Except in each case as set forth on Schedule 4.11 of the Disclosure
Letter:

            (a) the Company owns (or has the right to use), sell, license and dispose of, and has the right to bring actions for the infringement of, and, where the Company has deemed necessary, has made timely and proper application for all material Intellectual Property Rights reasonably necessary or required for the conduct of its business, as currently conducted and as currently proposed to be conducted (such Intellectual Property Rights, collectively, the "Requisite Rights"), and such rights to use, sell, license, dispose of and bring actions are sufficient for such conduct of the Company's business;

            (b) there are no royalties, honoraria, fees or other payments payable by Holding or the Company to any Person by reason of the ownership, use, license, sale or disposition of Requisite Rights;

            (c) to the Best Knowledge of the Company, no activity, service or procedure currently conducted or proposed to be conducted by Holding or the Company infringe any Intellectual Property Right of any other party;

            (d) neither Holding nor the Company has received from any third party in the past three years any notice, charge, claim or other assertion that Holding or the Company is infringing any Intellectual Property Right of any third party or committed any acts of unfair competition, and no such claim is impliedly threatened by an offer to license from a third party under a claim of use; and

            (e) neither Holding nor the Company has knowledge of or sent to any Person in the past three years any notice, charge, claim or other assertion of any present, impending or threatened infringement by, or misappropriation of, any Intellectual Property Right of Holding or the Company by such other Person or any acts of unfair competition by such other Person. The Disclosure Letter contains a true and complete list of all material applications, filings and other formal actions made or taken pursuant to Federal, state, local and foreign Laws by Holding and the Company to perfect or protect their interest in the Requisite Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and service mark applications.

4.12  AGREEMENTS, NO DEFAULTS, ETC.

      Except as set forth on Schedule 4.12 of the Disclosure Letter, neither Holding nor the Company is a party to any:

            (a) Contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or agreement with any Affiliates, that, solely with respect to any Affiliates, will not be terminated prior to the Closing Date, other than advances in the ordinary course of business;

            (b) Contract relating to the borrowing of money or to the mortgaging, pledging or otherwise placing an Encumbrance on any asset or group of assets of Holding or the Company;

            (c) Contract relating to any guarantee of any obligation, including, without limitation, any guarantee for borrowed money;

            (d) Contract with respect to the lending or investing of funds (other than agreements entered into in the ordinary course of business relating to the establishment or operation of bank accounts);

            (e) Contract or indemnification with respect to any form of intangible property, including any Intellectual Property Rights or confidential information;

            (f) Contract or group of related Contracts with the same party (excluding purchase orders entered into in the ordinary course of business which are to be completed within six months of entering into such purchase orders) for the purchase or sale of products or services under which the undelivered balance of such products and services has a selling price in excess of $100,000;

            (g) Contract that prohibits it from freely engaging in business anywhere in the world;

            (h) other Contract (x) that is not terminable by either party without penalty upon advance notice of 90 days or less and involves aggregate consideration in excess of $75,000 or (y) that involves aggregate consideration in excess of $150,000 (excluding in the case of clauses (x) and (y) above any purchase order entered into in the ordinary course of business which is to be completed within six months of entering into such purchase orders); or

            (i) other Contract not covered by (a) through (h) above that the Company reasonably deems to be material to the Company's business.

Except as set forth on Schedule 4.12 of the Disclosure Letter, there are no vehicles, boats, aircraft, apartments or other residential or recreational properties or facilities owned or operated by Holding or the Company for executive, administrative or sales purposes or any social club memberships owned or paid for by it. Except as set forth on Schedule 4.12 of the Disclosure Letter, Holding and the Company have in all material respects performed all the obligations required to be performed by them to date and are not in default or alleged to be in default in any material respect under any Contract, and, to the Best Knowledge of the Company, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default by Holding or the Company of any of the foregoing. Except as set forth on
Schedule 4.12 of the Disclosure Letter, the Company has furnished to Buyer true and complete copies of all Contracts listed in the Disclosure Letter or complete descriptions of all material terms of any oral Contracts listed in the Disclosure Letter.

4.13 LITIGATION, ETC.

      Except as set forth on Schedule 4.13 of the Disclosure Letter, there are no (i) Proceedings pending or, to the Best Knowledge of the Company, threatened against Holding or the Company, whether at law or in equity, or before or by any Governmental Entity or arbitrator or (ii) Orders of any Governmental Entity or arbitrator against Holding or the Company which are in effect on the date hereof. The Company has delivered to Buyer all material documents and correspondence relating to such matters referred to in the Disclosure Letter.

4.14 COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS.

            (a) Except as set forth on Schedule 4.14 of the Disclosure Letter, the Company's business currently being conducted, and has not at any time in the past three years been conducted, in violation in any material respect of any Law, Order or Permit. Except as set forth on Schedule 4.14 of the Disclosure Letter, no investigation or review by any Governmental Entity with respect to Holding or the Company is pending or, to the Best Knowledge of the Company, threatened, nor has any Governmental Entity notified Holding or the Company of its intention to conduct the same. Holding and the Company have all material Permits necessary for the conduct of their business. Such Permits are in full force and effect, no violations are or have been recorded in respect of any thereof and no Proceeding is pending or, to the Best Knowledge of the Company, threatened to revoke or limit any thereof. The Disclosure Letter contains a true and complete list of all material Permits under which Holding and the Company are operating or bound, and the Company has furnished to Buyer true and complete copies thereof.

            (b) Neither the Food and Drug Administration nor any other Governmental Entity regulating the marketing, distribution, sale or advertising of any of the products currently sold, distributed or used in connection with the Company's business has requested that any such product be removed from the market, that substantial new product testing be undertaken as a condition to the continued manufacturing, selling, distribution or use of any such product or that such product be modified in a way likely to have a Material Adverse Effect on Holding or the Company.

4.15 LABOR RELATIONS; EMPLOYEES.

      Except as set forth on Schedule 4.15 of the Disclosure Letter, (i) neither Holding nor the Company is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, (ii) upon termination of the employment of any such employees, none of Holding, the Company, or the Buyer will by reason of any action taken or not taken prior to the Closing be liable to any of such employees for severance pay or any other payments pursuant to the terms of any written or oral agreement entered into prior to the Closing between the Company or Holding and any such employee, (iii) Holding and the Company are in compliance in all material respects with all Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, (iv) there is no unfair labor practice complaint against Holding or the Company pending before the National Labor Relations Board or any other Governmental Entity, (v) there is no labor strike, material dispute or grievance, slowdown or stoppage actually pending or, to the Best Knowledge of the Company, threatened against or involving Holding or the Company, and (vi) no labor union currently represents the employees of Holding or the Company. Neither Holding nor the Company is a party to or bound by any collective bargaining agreement, union

Contract or other agreement with any party or parties that represent the employees of the Company as a group.

4.16 ERISA COMPLIANCE.

      (a) Schedule 4.16 contains a true and complete list of all Employee Plans.

      (b) Except as provided on Schedule 4.16:

            (i) each of the Employee Plans sponsored by the Company or an ERISA Affiliate that is qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service as to the qualification of such plan or is within the remedial amendment period to file such plan;

            (ii) each Employee Plan has been operated and administered in accordance with its terms and is in compliance in all material respects with ERISA and the Code;

            (iii) all contributions due and payable on or before the Closing Date in respect of any Employee Plan have been made in full and proper form, or adequate accruals have been provided for in the financial statements for such amounts for periods ending on the Closing Date;

            (iv) no Employee Plan subject to Part (3) of Subtitle B of Title I of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412(a) of the Code), whether or not waived;

            (v) no liability under Title IV of ERISA has been incurred, including without limitation, for previously terminated Employee Plans, by the Company or its ERISA Affiliates that has not been satisfied, and no condition exists that presents a risk to the Company or its ERISA Affiliates of incurring any liability under such Title;

            (vi) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Employee Plan for which the notice requirement has not been waived;

            (vii) neither the Company nor any of its ERISA Affiliates, nor to the knowledge of the Company and its ERISA Affiliates, any other "disqualified person" or "party in interest" (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to an Employee Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction which could subject the Company or its ERISA Affiliates to any Tax or penalty imposed under Sections 4975 of the Code or Section 502 (i), (j) or (l) of ERISA;

            (viii) all PBGC premium, bond coverage and reporting and disclosure obligations imposed under ERISA and the Code have been satisfied in all material respects with respect to each Employee Plan;

            (ix) each Employee Plan which is subject to the requirements of the Consolidated Omnibus Budget Reconciliation of 1985 ("COBRA") and the Health Insurance Portability and Accountability Act ("HIPAA") has been maintained in compliance in all material respects with COBRA and HIPAA, including all notice requirements, and no Tax payable on account of
      Section 4980B or any other section of the Code has been or is expected to be incurred;

            (x) no benefit payable or which may become payable by the Company or its ERISA Affiliates pursuant to any Employee Plan shall constitute an "excess parachute payment," within the meaning of Section 280G of the Code, which is or may be subject to the imposition of an excise Tax under
      Section 4999 of the Code or which would not be deductible by reason of
      Section 280G of the Code;

            (xi) no Employee Plan currently maintained by the Company or its ERISA Affiliates is or was a "multiple employer plan" (within the meaning of Section 413 of the Code);

            (xii) neither the Company nor its ERISA Affiliates is or ever has been obligated to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA;

            (xiii) each Employee Plan which is intended to meet the requirements of Section 125 of the Code meets such requirements and each program of benefits for which employee contributions are provided pursuant to elections made under such Employee Plan meets the requirements of the Code applicable thereto;

            (xiv) with respect to any Employee Plan, there has not been any act or omission by the Company or any of its ERISA Affiliates that has given rise to or could give rise to any fines, penalties or related charges under ERISA or the Code for which the Company or any of its ERISA Affiliates could be liable;

           (xv) no Proceedings (other than routine benefit claims) are pending or to the Best Knowledge of the Company, threatened against or relating to any Employee Plan, or any fiduciary thereof, and to the Best Knowledge of the Company, there is no basis for any such Proceeding;

            (xvi) the Company has timely deposited and transmitted all amounts withheld from employees for contributions or premium payments for each Employee Plan into the appropriate trusts or accounts;

            (xvii) neither the Company nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1)) of ERISA, which provides benefits to retired employees or former employees (other than required by Section 601 of ERISA);

            (xviii) no action, suit, proceeding, hearing, audit or investigation with respect to the operation or the investment of assets of any Employee Plan (other than routine benefit claims) is pending or, to the knowledge of the Company or any ERISA Affiliate, threatened against or relating to any Employee Plan; and

            (xix) each Employee Plan has been established and operated for the exclusive benefit of the participants and beneficiaries of such Employee Plan.

      (c) The Company has delivered or made available to the Buyer true and complete copies of the following documents, as they have been amended to the date hereof, relating to the Employee Plans: (i) all Employee Plan document;
(ii) the most recently completed actuarial valuation for each Employee Plan;
(iii) the Form 5500, 5500-C or 5500-R for each Employee Plan for the three most recent Plan years; and (iv) all governmental rulings, determinations and opinions (and pending requests therefor) with respect to any Employee Plan.

4.17 ENVIRONMENTAL MATTERS.

            (a) Except as set forth on Schedule 4.17 of the Disclosure Letter, the Company's business in not currently being conducted, and has not at any time in the past been conducted in violation of any Environmental, Health and Safety Laws. Holding and the Company have all Permits necessary for the conduct of their business under Environmental, Health and Safety Laws. Except as set forth on Schedule 4.17 of the Disclosure Letter, neither Holding or the Company nor any of their respective past owned or leased property or operations is subject to or the subject of, any Proceeding, Order, settlement, or, to the Company's Best Knowledge, other Contract arising under Environmental, Health and Safety Laws, nor, to the Best Knowledge of the Company, has any investigation been commenced or is any Proceeding threatened against Holding or the Company under the Environmental, Health and Safety Laws with regard to the Company's business. For purposes of this Section 4.17, the term "Company" shall include Holding, the Company and any predecessor of Holding or the Company, including any Person to whose liabilities Holding or the Company has succeeded, in whole or in part, pursuant to Environmental, Health and Safety Laws, Contract, common Law or the operation of Law.

            (b) Except as set forth on Schedule 4.17 of the Disclosure Letter,
(i) the Company has not received any written or oral notice, report or other information that the Company is potentially responsible under the Environmental, Health and Safety Laws for any damages, sanctions or remedies, including for response costs or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, at any location, (ii) the Company has not transported or disposed of, or allowed or arranged for any third party to transport to or dispose of, any Hazardous Materials at any location so as to give rise to any Liability or corrective or remedial obligation of the Company under Environmental, Health and Safety Laws, (iii) neither the Real Property nor any other current or past property or facility owned, operated or used by the Company or any predecessor to the Company is contaminated with any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation of the Company under Environmental, Health and Safety Laws, and (iv) neither the Real Property, nor any facilities or equipment situated thereon, contain friable and damaged asbestos-containing material so as to give rise to any Liability or corrective or remedial obligation of the Company under Environmental, Health and Safety Laws.

            (c) Schedule 4.17 of the Disclosure Letter sets forth a complete and accurate list of all properties and facilities previously owned or operated by the Company. Without limitation upon the indemnification obligations under
Article VIII for breaches of paragraph (a) and (b) above, except as set forth on
Schedule 4.17 of the Disclosure Letter, to the Best Knowledge of the Company, none of the following has existed or occurred at any such property or facility or at any of the Real Property: a release of Hazardous Materials in an amount then or now exceeding a reportable quantity as defined under, or in a manner that then or now would support an Order by a Governmental Entity under, Environmental, Health and Safety Laws; hazardous waste treatment, storage or disposal facilities, as those terms are defined under the Environmental, Health and Safety Laws; any underground storage tank, aboveground storage tank, landfill, waste pile, other waste disposal area, surface impoundment, or article or equipment containing polychlorinated biphenyls.

            (d) The Company has provided the Buyer with correct and complete copies of all reports and studies performed by or on behalf of, or within the possession or control of, the Company with respect to past or present environmental conditions or events at any of the Real Property or any property formerly owned, leased, or operated by the Company, and to the Best Knowledge of the Company, there are no other environmental reports or studies with respect thereto, other than as contemplated hereby.

            (e) Except as set forth on Schedule 4.17 of the Disclosure Letter, the Company has not by Contract, consent order or other agreement assumed (1) any obligations or liabilities of any other Person arising under Environmental, Health and Safety Laws or (2) responsibility for the correction or remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

4.18  BROKERS.

      Other than Brown, Gibbons, Lang & Company, L.P., none of the Shareholders, Holding, the Company or any of their respective officers, directors or employees (or any Affiliate of the foregoing) have employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

4.19  RELATED TRANSACTIONS.

      Except as set forth on Schedule 4.19 of the Disclosure Letter, and except for salary to regular employees of Holding and the Company, no current or former Affiliate of Holding, the Company or any associate (as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) thereof (but excluding any Shareholder, it being understood that the scope of this representation is provided by the Shareholders in Section 3.3), is now, or has been during the last three fiscal years, (i) a party to any transaction or Contract with Holding or the Company that will not be terminated or completed at or prior to the Closing Date and (ii) the direct or indirect owner of an interest in any Person which is a supplier or customer of Holding or the Company (other than non-affiliated holdings in publicly-held companies). In addition, there will be no claim, demand, Liability or obligation against or imposed upon any member of the Buyer Group arising from or in connection with any assertion by any former shareholder, warrantholder, optionholder or other securityholder of Holding or the Company or the heirs, representatives or estate thereof of any impropriety with respect to any action or transactions of or involving Holding or the Company prior to or at the Closing (including, without limitation, the actions and transactions contemplated by this Agreement and the Related Documents).

4.20 SUPPLIERS AND VENDORS.

      Except in the ordinary course of business, since November 30, 1998, none of the Company's five largest suppliers of materials, other than resin, and three largest resin suppliers (by dollar amount of product purchased during the last 12 months) has canceled or otherwise terminated, or to the Best Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company or has decreased, limited or otherwise modified in any materially adverse manner, or threatened to decrease, limit or otherwise modify in any materially adverse manner, the services, supply of resin or any other materials it provides to the Company.

4.21 CUSTOMERS.

      Except to the extent any such business relationship is impaired solely by virtue of an account or note receivable past 90 days due as disclosed in the Disclosure Letter, to the Best Knowledge of the Company, the business relationship of the Company with its top 20 customers (by dollar amount of materials supplied during the last 12 months) is generally good and no material disagreement or problem exists between the Company and any such customer. Since January 1, 1998, no customer to which more than $100,000 of the Company's annual sales (on a consolidated basis) are attributable has threatened in writing, or has otherwise notified Terry Hartman, William Regan, Marc Kamin or Richard Makowski that it intends to terminate its relationship and dealings with the Company, whether as a result of the transactions contemplated by this Agreement or otherwise (nor does any of such persons have knowledge of any such notification being given to any other employee or representative of the Company). Schedule 4.21 of the Disclosure Letter sets forth each customer to which more than $100,000 of the Company's 1998 fiscal sales were attributable that is no longer a customer of the Company.

4.22 DISCLOSURE.

      To the best knowledge of the Company, neither this Agreement nor the Disclosure Schedules contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                                    THE BUYER

            The Buyer represents and warrants to Holding, the Company and the Shareholders as follows:

5.1  ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER.

      The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and, is duly qualified and in good standing to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Buyer.

5.2 AUTHORITY.

      The Buyer has all requisite power and authority to enter into this Agreement and the Related Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; the execution, delivery and performance by the Buyer of this Agreement and the Related Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer; and this Agreement and the Related Documents to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors' rights generally or by general principles of equity.

5.3 NONCONTRAVENTION; CONSENTS.

            (a) Neither the execution, delivery and performance of this Agreement and the Related Documents to which the Buyer is a party nor the consummation of the transactions contemplated hereby or thereby by the Buyer shall (i) violate any Law, the result of which would prevent the consummation by the Buyer of the transactions contemplated hereby or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which the Buyer is a party or by which any such party is bound or to which any of its properties is subject, the result of which would prevent the consummation by the Buyer of the transactions contemplated hereby.

            (b) Except for requisite filings under the HSR Act or as otherwise contemplated by this Agreement or any Related Document, no material permit, Order, declaration or filing, authorization, consent or approval of or by, or any material notification of or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance of this Agreement by the Buyer and the Related Documents to which the Buyer is a party or the consummation by any such party of the transactions contemplated hereby or thereby.

5.4 BROKERS.

      Neither the Buyer nor any of its officers, directors, stockholders or employees (or any Affiliate of any of the foregoing) has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

5.5 INVESTMENT INTENT.

      The Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. The Buyer has no present or contemplated agreement (other than the pledge of such shares, if required, as security for financing arrangements) providing for the disposition thereof.

5.6  AVAILABILITY OF FINANCING.

      Attached hereto as EXHIBIT C is a highly confident letter from Donaldson, Lufkin and Jenrette Securities Corporation which has been delivered to the Buyer prior to the date hereof. The terms set forth in such letter are satisfactory to the Buyer.

                                   ARTICLE VI

                 CONDUCT AND TRANSACTIONS PRIOR TO THE CLOSING;
                        ADDITIONAL PRE-CLOSING AGREEMENTS

6.1 AFFIRMATIVE COVENANTS OF THE COMPANY.

      From and after the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 10.1 (the "Transition Period"), except as otherwise consented to in writing by the Buyer, which consent shall not be unreasonably withheld or delayed, Holding and the Company shall:

            (a) conduct the operations of Holding and the Company according to the ordinary and usual course of business consistent with past custom and practice (including the collection of receivables, the payment of payables and the maintenance of supplies) and use commercially reasonable best efforts to preserve intact their respective business organizations, keep available the services of their respective employees, and maintain satisfactory relationships with suppliers and customers;

            (b) maintain the assets of Holding and the Company in customary repair, order and condition, maintain insurance reasonably comparable to that in effect on the Latest Balance Sheet Date, replace in accordance with past practice inoperable, worn out or obsolete assets with modern assets of comparable quality and, in the event of an immaterial casualty, loss or damage to any of such assets or properties prior to the Closing Date for which the Company is insured or the condemnation of any assets or properties, either repair or replace such assets or property or, if the Buyer agrees, cause the Company to retain such insurance or condemnation proceeds;

            (c) promptly inform the Buyer in writing of any material variances from the representations and warranties contained in Section 4; and

            (d) permit representatives of the Buyer to have reasonable access to Holding's and the Company's books, records, properties, facilities, customers, suppliers, sales representatives, consultants, key employees and independent accountants in connection with the Buyer's due diligence review of Holding and the Company; PROVIDED, HOWEVER, that the Buyer and its representatives will only be allowed access to the Company's customers on an anonymous basis, with the customers to be interviewed to be agreed upon by the Buyer and the Company; and PROVIDED FURTHER, HOWEVER, that in no event will the Company be obligated to provide information to the Buyer or its representatives which would constitute a violation of any applicable antitrust laws or regulations (it being understood that any such investigation by the Buyer shall not obviate or diminish any representation or warranty of Holding, the Company or the Shareholders.

6.2  NEGATIVE COVENANTS OF THE COMPANY.

      During the Transition Period, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as expressly contemplated by this Agreement or the Related Documents, Holding and the Company shall not:

            (a) sell, lease, transfer or assign any of the assets of Holding or the Company, tangible or intangible, other than inventory in the ordinary course of business consistent with past custom and practice;

            (b) delay or postpone the payment of accounts payable and other obligations and Liabilities or accelerate the collection of accounts receivable, other than in the ordinary course of business consistent with past custom and practice;

            (c) enter into any Contract (or series of related Contracts) other than in the ordinary course of business;

            (d) enter into any employment Contract or collective bargaining agreement, written or oral, or modify the terms of any existing such Contract (other than closing bonuses, all of which shall be accrued on the Closing Balance Sheet);

            (e) grant any increase in the base compensation of any of the officers or employees of Holding or the Company other than in the ordinary course of business consistent with past custom and practice;

            (f) adopt, amend, modify or terminate any bonus, profit-sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of the officers or employees of Holding or the Company, other than as contemplated by the transactions to be effected hereunder and under the Related Documents;

            (g) other than as contemplated by this Agreement or any Related Document, enter into any transaction with any of the officers, employees or Affiliates of Holding or the Company (or any directors, officers or employees of such Affiliate), other than ordinary course employment arrangements entered into in accordance with past custom or practice or pursuant to existing agreements; or

            (h) intentionally take any action which would require disclosure under Section 6.1(c).

6.3  [INTENTIONALLY OMITTED.]

6.4   CONSENTS.

      Each party shall use its reasonable best efforts, and the other parties shall cooperate with such efforts, to obtain any consents and approvals of, or effect the notification of or filing with, each Person or authority, whether private or governmental, whose consent or approval is required in order to permit the consummation of the transactions contemplated hereby.

6.5       EFFORTS TO CONSUMMATE.

      Subject to the terms and conditions herein provided, the parties shall do or cause to be done all such reasonable acts and things as may be necessary, proper or advisable, consistent with all applicable Laws, to consummate and make effective the transactions contemplated hereby as soon as reasonably practicable.

6.6  NOTICE OF PROSPECTIVE BREACH.

      Each party shall immediately notify the other parties in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing as if such representation and warranty were made at such time or (ii) any material failure of any party hereto or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.7  PUBLIC ANNOUNCEMENTS; WAIVER OF CONFIDENTIALITY.

      Each party agrees that, except (i) as otherwise required by Law and (ii) for disclosure to its respective directors, officers, employees, financial advisors, potential financing sources and their advisors, legal counsel, independent certified public accountants or other agents, advisors or representatives on a need-to-know basis, at all times prior to the Closing it will not issue any reports, statements or releases, in each case pertaining to this Agreement or the transactions contemplated hereby, without the prior written consent of the Company or the Buyer, as the case may be, which consent shall not unreasonably be withheld or delayed. The Shareholders, Holding and the Company acknowledge that the Buyer has prepared an Offering Memorandum relating to the offer of Senior Subordinated Notes of the Buyer which contains confidential and proprietary information regarding Holding and the Company, and the Shareholders, Holding and the Company hereby waive any obligations of the Buyer, First Atlantic Capital, Ltd. and their respective affiliates and representatives to maintain the confidentiality of the information regarding Holding and the Company that is set forth in the Offering Memorandum, whether in its preliminary or final form (it being understood and agreed, however, that none of the Shareholders, Holding or the Company shall be responsible for any Liability that arises out of the inclusion of such information therein, and the Buyer agrees to indemnify any such Person for any such Liability, whether incurred before or after the Closing).

6.8 NEGOTIATION WITH OTHERS; DISPOSITION AND VOTING OF SECURITIES.

            (a) During the Transition Period (the "Exclusive Period"), Holding, the Company, and the Shareholders shall deal exclusively with the Buyer regarding the acquisition of or investment in Holding or the Company, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a "Potential Transaction") and, without the prior written consent of the Buyer, neither Holding, the Company nor any Shareholder shall, directly or indirectly
(i) solicit, initiate discussions with or engage in negotiations with any Person (whether such negotiations are initiated by Holding, the Company or any Shareholder or otherwise), other than the Buyer and its Affiliates or a party designated by the Buyer, relating to a Potential Transaction, (ii) provide information or documentation with respect to Holding, the Company or its business to any Person, other than the Buyer and its Affiliates or a party designated by the Buyer, relating to a Potential Transaction or (iii) enter into an agreement with any Person, other than the Buyer or any Affiliate thereof, providing for any Potential Transaction. If Holding, the Company or any Shareholder receives an unsolicited inquiry, offer or proposal relating to any of the above, Holding, the Company or such Shareholder shall immediately notify the Buyer thereof. Holding, the Company and the Shareholders represent to the Buyer that they are not bound to negotiate a Potential Transaction with any other Person and that their execution of this Agreement does not violate any agreement to which any of them are bound or to which any of the assets of Holding or the Company are subject.

            (b) During the Transition Period, each Shareholder, as to himself, herself or itself, and Holding (with respect to the securities of the Company) shall:

            (i) without the prior written consent of the Buyer, refrain from transferring, selling or assigning to any Person, or agreeing in any manner to transfer, sell or assign to any Person, or pledge, encumber, deposit in a voting trust or grant a proxy with respect to, any securities of Holding or the Company presently or hereafter owned or controlled by him, her or it; and

            (ii) vote the shares of capital stock of Holding and the Company presently or hereafter owned or controlled by such Shareholder (or any other security which has voting rights) against any merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Holding or the Company at every meeting of shareholders of Holding or the Company called therefor and at every adjournment thereof (or withhold consent in writing to any such action proposed to be taken by written consent in lieu of a meeting).

            (c) The parties recognize and acknowledge that a breach by Holding, the Company or any Shareholder of this Section 6.8 will cause irreparable and material loss and damage to the Buyer as to which they will not have an adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

6.9  [INTENTIONALLY OMITTED.]

6.10  SHAREHOLDERS' REPRESENTATIVE.

      The Shareholders agree among themselves (without prejudice to or affecting in any way the rights provided in this Agreement or otherwise to the Buyer) as follows:

            (a) APPOINT. The Shareholders, for themselves and their personal representatives and other successors, hereby irrevocably constitute and appoint KECC, as their agent and true and lawful attorney-in-fact (the "Shareholders' Representative"), with full power and authority, except as otherwise expressly provided in this Agreement, in the name of and for and on behalf of the Shareholders, to take all action required or permitted under this Agreement (including, without limitation, (i) to give and receive (or refrain from giving or receiving) all accountings, reports, notices, waivers and consents, (ii) to determine the Final Net Working Capital in accordance with Section 2.4 and reach agreement with Buyer with respect to Final Net Working Capital as contemplated by Section 2.4, (iii) to terminate this Agreement as provided in Article X, (iv) to amend this Agreement to extend the termination dates provided in Article X,
(v) to receive notices of any claims relating to the indemnification in Article VIII, (vi) to elect and, if elected, to assume control of the defense of any such claims (including the employment of counsel) and to reach an agreement with respect to or settle any proceeding relating to such claims, (vii) to authorize the Escrow Agent to pay any amounts from the amounts held by the Escrow Agent (either to the Shareholders' Representative, to be distributed to the Shareholders as provided in this Agreement, or to the Buyer in payment or settlement of claims), and (viii) to take any and all actions on behalf of the Shareholders from time to time as the Shareholders' Representative may deem necessary or desirable to fulfill the interests and purposes of this Section 6.10) and to act for such person and in such person's name, place and stead as fully to all intents and purposes as such person could do in person. In the event of the resignation of KECC or any successor Shareholders' Representative, the Shareholders shall promptly appoint a substitute or substitutes and shall advise the Buyer thereof. Each of the Shareholders further acknowledges and agrees that upon execution of this Agreement, any delivery by the Shareholders' Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Shareholders' Representative pursuant to this
Section 6.10, such person shall be bound by such documents as fully as if such person had executed and delivered such documents. The authority conferred under this Section 6.10 is an agency coupled with an interest and all authority conferred hereby is irrevocable and not subject to termination by the Shareholders or by operation of law, whether by the death or incapacity of any Shareholders, the termination of any trust or estate or the occurrence of any other event. If any Shareholder should die or become incapacitated, if any trust or estate should terminate or if any other such event should occur, any action taken by the Shareholders' Representative pursuant to this Section 6.10 shall be as valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Shareholders' Representative or the Buyer shall have received notice of such death, incapacity, termination or other event.

            (b) RELIANCE BY REPRESENTATIVE. The Shareholders' Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Shareholder, Holding or the Company, or any other evidence deemed by the Shareholders' Representative to be reliable, and the Shareholders' Representative shall be entitled to act on the advice of counsel selected by it. The Shareholders' Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of the Shareholders as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Shareholders severally, according to their respective Percentage Interests, against any and all Liability and expense that the Shareholders' Representative may incur by reason of taking or continuing to take any such action.

            (c) EXPENSES OF REPRESENTATIVE. The Shareholders' Representative shall be entitled to retain counsel and to incur such expenses (including litigation expenses) as the Shareholders' Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such fees and expenses (including reasonable attorneys' fees) incurred by the Shareholders' Representative shall be borne by the Shareholders severally according to their respective Percentage Interests.

            (d) INDEMNIFICATION. No Shareholders' Representative shall have by reason of this Agreement a fiduciary relationship in respect of any Shareholder. No Shareholders' Representative shall be liable to any Shareholder for any action taken or omitted by him or it hereunder or under any other document hereunder, or in connection therewith, except that no Shareholders' Representative shall be relieved of any liability imposed by law for gross negligence or willful misconduct. No Shareholders' Representative shall be liable to any Shareholder for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Shareholder to whom payment was due, but not made, shall be to recover from other Shareholders any payment in excess of the amount to which they are determined to have been entitled. No Shareholders' Representative shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Each of the Shareholders acknowledges and agrees that the Shareholders' Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Shareholders' Representative deems appropriate in such Shareholders' Representative's sole discretion. The Shareholders hereby agree severally to indemnify the Shareholders' Representative (in his or its capacity as such) ratably according to their respective Percentage Interests against, and to hold the Shareholders' Representative (in his or its capacity as such) harmless from, any and all Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against the Shareholders' Representative in such capacity in any way relating to or arising out of its action or failure to take action pursuant to this Agreement or in connection herewith or therewith in such capacity; PROVIDED, HOWEVER, that no Shareholder shall be liable for the payment of any portion of such Liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Shareholders' Representative. The agreements in this paragraph shall survive termination of this Agreement.

            (e) OTHER AGREEMENTS AMONG THE SHAREHOLDERS.

            (i) The determination of each Shareholder to enter into this Agreement and to sell to the Buyer all of the Shares owned by such Shareholder pursuant to this Agreement has been made by such Shareholder independent of any other Shareholder and independent of any statements or opinions as to the advisability of such sale which may have been made, given by or implied by the actions of any other Shareholder or by any agent or employee of any other Shareholder. Each Shareholder has had an opportunity to ask questions and receive answers concerning the terms and conditions hereunder of the sale of the Shares owned by such Shareholder and has had full access to such other information concerning the Company and Holding and the terms and conditions of the sale of the Shares owned by such Shareholder as he, she or it has requested.

            (ii) It is acknowledged and agreed by each of the Shareholders that, at the request of the Shareholders, KECC has coordinated the negotiations with the Buyer of this Agreement and the other documents and transactions contemplated hereby. In addition, it is acknowledged and agreed by each of the Shareholders that KECC has not acted on behalf of such Shareholder (as agent, advisor or otherwise) in connection with the transactions contemplated hereby. In consideration of KECC's efforts, the Shareholders have agreed that (a) the Company shall pay a closing fee to KECC of $500,000.00 and (b) each of the Shareholders will pay a pro rata portion of the reasonable costs, fees and out-of-pocket expenses incurred by or at the direction of KECC in connection with the transactions contemplated hereby, including the reasonable fees and expenses of KECC's counsel, Kirkland & Ellis.

            (iii) Each Shareholder agrees that KECC shall receive the Purchase Price on behalf of such Shareholder and distribute such funds in accordance with Section 2.2. Each of the Shareholders agrees that KECC may pay all transaction expenses described in paragraph (ii) above on behalf of the Shareholders and may withhold from such Shareholder's Per Share Closing Amount and retain in a separate account such amounts as KECC deems appropriate as security for claims in excess of the escrow amount (it being understood that the withholding or releasing of such funds shall not be a limitation of such Shareholder's obligation or rights (including the obligations and rights under the contribution agreement described below)). The Shareholders' Representative may pay out funds held in the Shareholders' Representative's account as it deems appropriate in accordance with the terms of this Agreement. Prior to the Closing, the Shareholders agree to enter into a contribution agreement providing that if KECC makes a payment pursuant to Section 8.1(a), each Shareholder shall indemnify KECC for its pro rata amount of such payment in accordance with such Shareholder's Percentage Interest.

            (f) PROVISIONS RELATING TO MANAGEMENT SHAREHOLDERS. As provided in
Section 7.2(l), each Management Shareholder agrees to exercise the options held by such Management Shareholder immediately prior to the Closing. Each Management Shareholder agrees that the proceeds payable with respect to the Shares obtained upon exercise of the options shall be reduced by (x) the exercise price of the options (i.e., $26.75 per share) (it being understood that the aggregate amount of exercise price of the options shall, solely for purposes of making the determination of the amounts to be distributed to the Shareholders, be (I) added to the aggregate Closing Consideration, and (II) deducted from the amount to be distributed to such Management Shareholder), and (y) the amount of withholding taxes that Holding is required to withhold as a result of such Management Shareholder's exercise of the options, which amount shall be paid by the Shareholders' Representative to Holding for such purpose.

6.11 AVAILABILITY OF FINANCING.

      The Buyer covenants to use reasonable best efforts to obtain the financing on the terms set forth in the highly confident letter delivered by Donaldson, Lufkin & Jenrette Securities Corporation.

6.12 ENVIRONMENTAL ACTIONS.

      Holding and the Company shall, during the Transition Period, exercise commercially reasonable best efforts, at their own cost and expense, to complete the tasks with respect to environmental matters set forth in Schedule 6.12 hereto.

                                  ARTICLE VII

                                   CONDITIONS

7.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS.

      The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction prior to the Closing Date of the following conditions unless waived (to the extent such conditions can be waived) by the Buyer or the Shareholders' Representative, as applicable:

            (a) APPROVALS. All authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated hereby shall have been obtained or made.

            (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity nor other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

            (c) STATUTES. No action shall have been taken or threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would
(i) make the consummation of the transactions contemplated hereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby, (ii) compel Holding, the Company, the Buyer, or any of their Affiliates to dispose or hold separate all or a material portion of the business or assets of Holding, the Company, the Buyer or any Affiliate thereof as a result of the consummation of the transactions contemplated hereby or (iii) render any party unable to consummate the transactions contemplated hereby.

            (d) HART-SCOTT-RODINO. The waiting period for consummation of the transactions contemplated hereby prescribed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or early termination thereof shall have been granted.

7.2  CONDITIONS TO OBLIGATIONS OF THE BUYER.

      The obligations of the Buyer to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Buyer:

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Holding, the Company and the Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and the Buyer shall have received a certificate signed by the Chief Executive Officer of Holding and the Company to that effect.

            (b) PERFORMANCE OF OBLIGATIONS. Holding, the Company and the Shareholders shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement as of the Closing Date, and the Buyer shall have received a certificate signed by the Chief Executive Officer of Holding and the Company to that effect.

            (c) AUTHORIZATION. All action necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by Holding and the Company and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the requisite shareholder approvals, shall have been duly and validly taken by Holding and the Company, and Holding and the Company shall have full power and right to consummate the transactions contemplated hereby and thereby on the terms provided herein.

            (d) OPINION OF THE COMPANY'S AND THE SHAREHOLDERS' REPRESENTATIVE'S Counsel. The Buyer shall have received an opinion of Kirkland & Ellis, counsel for Holding and the Company, dated the Closing Date, in substantially the form of EXHIBIT D attached hereto.

            (e) CONSENTS AND APPROVALS. The Buyer shall have received duly executed copies of all consents and approvals in form and substance satisfactory to the Buyer and its counsel, that are set forth on Schedule 7.2(e) of the Disclosure Letter.

            (f) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, Orders or approvals of, and filings or registrations with, any Governmental Entity which are required for or in connection with the execution and delivery by Holding, the Company and the Shareholders of this Agreement and the Related Documents and the consummation by Holding, the Company and the Shareholders of the transactions contemplated hereby and thereby shall have been obtained or made.

            (g) ABSENCE OF MATERIAL ADVERSE CHANGE. Since November 30, 1998, there shall have been no Material Adverse Change with respect to Holding or the Company.

            (h) CLOSING DOCUMENTS. The Buyer shall have received duly executed copies of the closing documents set forth in Section 1.5(b), and such documents shall be in full force and effect.

            (i) FINANCING. The Buyer shall have obtained on terms and conditions that are satisfactory to the Buyer in its sole discretion all of the financing needed in order to consummate the transactions contemplated hereby.

            (j) PAYMENT AND CANCELLATION OF THE FUNDED INDEBTEDNESS. The Company shall have delivered to the Buyer duly executed letter agreements in form and substance reasonably satisfactory to the Buyer, and its counsel, providing for
(i) the payment and cancellation of all of the Funded Indebtedness and Capital Lease Obligations as of the Closing Date and (ii) the release of any Encumbrances, other than Permitted Encumbrances on the assets of Holding and the Company relating thereto.

            (k) REDEMPTION OF PREFERRED STOCK. The Series A Preferred and Series B Preferred shall have been redeemed in full, and no shares of Preferred Stock of Holding shall remain outstanding, and the Buyer shall have received the original stock certificates representing all such shares, with a duly executed stock power for each, and a receipt duly executed by the ESOP Trustees and KECC evidencing receipt of the Preferred Redemption Amount (it being understood that the redemption will occur simultaneously with the Closing, provided that all other conditions to the Buyer's obligations to consummate the transactions contemplated hereby have been waived or satisfied, and it being further understood that the Preferred Redemption Amount will be paid with the proceeds of the financing incurred by the Buyer to consummate the transactions contemplated hereby).

            (l) EXERCISE OF STOCK OPTIONS. All issued and outstanding securities convertible or exercisable for capital stock of the Company shall have been exercised, cancelled or terminated as of the Closing Date.

7.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY, THE SUBSIDIARIES AND THE SHAREHOLDERS.

      The obligations of Holding, the Company and the Shareholders to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived (to the extent such conditions can be waived) by the Shareholders' Representative:

            (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) at and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, and the Company shall have received a certificate signed by an authorized officer of the Buyer to that effect.

            (b) PERFORMANCE OF OBLIGATIONS. The Buyer shall have performed in all material respects the obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and the Company shall have received a certificate signed by an authorized officer of the Buyer to that effect.

            (c) AUTHORIZATION. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by the Buyer and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Buyer, including, without limitation, the requisite shareholder approvals shall have been duly and validly taken by the Buyer and the Buyer shall have full power and right to consummate the transactions contemplated hereby and thereby.

            (d) GOVERNMENT CONSENTS, AUTHORIZATIONS, ETC. All consents, authorizations, Orders or approvals of, and filings or registrations with, any Governmental Entity which are required for or in connection with the execution and delivery of this Agreement and the Related Documents by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby shall have been obtained or made.

            (e) CONSENTS AND APPROVALS. The Shareholders' Representative shall have received duly executed copies of all consents and approvals in form and substance satisfactory to the Shareholders' Representative and its counsel, that are set forth on Schedule 7.3(e) of the Disclosure Letter.

            (f) FAIRNESS OPINION. The ESOP Trustees shall have received a fairness opinion of John Leyon & Associates relating to the consummation of the transactions contemplated hereby with respect to the fairness of such transactions to the participants in the ESOP Plan.

            (g) CLOSING DOCUMENTS. Holding, the Company and the Shareholders shall have received duly executed copies of the closing documents set forth in
Section 1.5(c), and such documents shall be in full force and effect.

            (h) OPINION OF BUYER'S COUNSEL. The Company and the Shareholders' Representative shall have received the opinion of O'Sullivan, Graev & Karabell, LLP. counsel for the Buyer, dated the Closing Date, in substantially the form of EXHIBIT E.

                                  ARTICLE VIII

                                 INDEMNIFICATION

8.1  INDEMNIFICATION GENERALLY; ETC.

      From and after the Closing Date:

            (a) BY KECC IN FAVOR OF THE BUYER GROUP. KECC agrees to indemnify and hold harmless the Buyer Group for any and all Losses they may suffer, sustain or incur as a result of:

            (i) the untruth, inaccuracy or breach of any representation or warranty of Holding or the Company contained in Section 4 or in the related provisions of the Disclosure Letter it being understood that for purposes of this Section 8.1(a)(i), any such untruth, inaccuracy, or breach shall be determined without regard to any disclosure set forth on
      Schedule 4.17 of the Disclosure Letter; or

            (ii) the breach of any agreement or covenant of Holding or the Company contained in Section 6.1 or 6.2 of this Agreement or in the Disclosure Letter; or

            (iii) the assertion of any claim, demand, Liability or obligation against any member of the Buyer Group arising from or in connection with the action against the Company by Floyd Noah Moore (MOORE V. CARDINAL PACKAGING, INC., Portage County Common Pleas, Case No. 95 CV 0491).

            (b) BY THE SHAREHOLDERS IN FAVOR OF THE BUYER GROUP. Each Shareholder and his, her or its successors, assigns, heirs, representatives and estate, as the case may be, agrees (severally and not jointly) to indemnify and hold harmless the Buyer Group for any and all Losses they may suffer, sustain or incur as a result of:

            (i) the untruth, inaccuracy or breach of any representation or warranty of such Shareholder contained in Section 3 or in related provisions of the Disclosure Letter; or

            (ii) the breach by such Shareholder of any agreement or covenant to be performed by such Shareholder contained in this Agreement.

            (c) BY BUYER IN FAVOR OF THE COMPANY AND THE SHAREHOLDER GROUP. The Buyer agrees to indemnify and hold harmless Holding, the Company and the Shareholder Group for any and all Losses they may suffer, sustain or incur as a result of:

            (i) the untruth, inaccuracy or breach of any representation or warranty of the Buyer contained in Section 5 or in related provisions of the Disclosure Letter; or

            (ii) the breach of any agreement or covenant of the Buyer contained in this Agreement; or

            (iii) Liabilities or obligations arising under any third party claims for Environmental Liabilities relating to the Company's operations where such Shareholder's liability, or alleged liability, for such Environmental Liabilities arise by virtue of such Shareholder's status as a Shareholder of Holding, other than any such Liability or obligation (A) which is of a nature that is indemnifiable by the Shareholders under either Section 8.1(a) or 8.1(b) or (B) arising out of conduct by such Shareholder if such conduct was undertaken other than in the best interests of the Company.

8.2  LIMITATIONS ON INDEMNIFICATION.

      Anything contained herein to the contrary notwithstanding:

            (a) INDEMNITY BASKETS AND SHARING ARRANGEMENTS FOR THE SHAREHOLDERS. The Buyer Group shall not have the right to be indemnified pursuant to Section 8.1(a) unless and until the Buyer Group shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $750,000 (the "Shareholder Basket"), in which event the right to be indemnified shall apply only to the extent such Losses exceed $750,000; PROVIDED, HOWEVER, that
(i) in no event shall the limitations set forth in this Section 8.2(a) apply to the rights of the

Buyer Group to be indemnified pursuant to Section 8.1(a)(i) with respect to the representations and warranties set forth in Sections 4.3, 4.4(a), 4.18 and breaches that constitute fraud, and Section 8.1(a)(ii), and (ii) with respect to the rights of the Buyer Group to be indemnified for Losses pursuant to Section 8.1(a)(i) with respect to the representations and warranties set forth in
Section 4.17 ("Environmental Losses"), subject to the other limitations set forth in this Section 8.2, KECC shall indemnify the Buyer Group for (1) 100% of the initial $500,000 of Environmental Losses after the Shareholder Basket has been reached (regardless of whether such basket was reached as a result of Environmental Losses or Losses of any other kind), (2) 50% of the additional Environmental Losses up to the next $1,000,000 of Environmental Losses (it being understood that the Buyer Group shall not be entitled to indemnification for the remaining 50%), and (3) 100% of all Environmental Losses in excess of those described in (1) and (2).

            (b) INDEMNITY LIMITATIONS FOR KECC. The sum of all Losses pursuant to which indemnification is payable by KECC pursuant to Section 8.1(a) shall not exceed $7.0 million in the aggregate; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this Section 8.2(b) apply to the rights of the Buyer Group to be indemnified pursuant to Section 8.1(a)(i) with respect to the representations and warranties set forth in Sections 4.3, 4.4(a) and breaches that constitute fraud.

            (c) INDEMNITY BASKETS FOR THE BUYER GROUP. The Shareholders, Holding and the Company shall not have the right to be indemnified pursuant to Section 8.1(c) unless and until the Shareholders, Holding and the Company shall have incurred on a cumulative basis since the Closing Date aggregate Losses in an amount exceeding $750,000, in which event the right to be indemnified shall apply only to the extent such Losses exceed $750,000; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this Section 8.2(c) apply to the rights of the Shareholders, Holding and the Company to be indemnified pursuant to (i) Section 8.1(c)(i) with respect to the representations and warranties set forth in Sections 5.1, 5.3 and breaches that constitute fraud and (ii) Section 8.1(c)(ii) and (iii).

            (d) INDEMNITY LIMITATIONS FOR THE BUYER GROUP. The sum of all Losses pursuant to which indemnification is payable by the Buyer pursuant to Section 8.1(c) shall not exceed $7.0 million in the aggregate; PROVIDED, HOWEVER, that in no event shall the limitations set forth in this Section 8.2(d) apply to the rights of the Shareholders, Holding and the Company to be indemnified pursuant to (i) Section 8.1(c)(i) with respect to the representations and warranties set forth in Sections 5.1, 5.3 and breaches that constitute fraud and (ii) Section 8.1(c)(ii).

            (e) INDEMNITY LIMITATIONS REGARDING ENVIRONMENTAL MATTERS. The rights of the Buyer Group to be indemnified, subject to the limitations set forth in Section 8.3 and this Section 8.2 with respect to Environmental Losses, for Environmental Losses pursuant to Section 8.1(a)(i) as it relates to the representations and warranties set forth in Section 4.17 (the "Buyer Environmental Indemnification") shall be the sole and exclusive remedy that the Buyer Group shall have with respect to any Losses arising from or relating to any environmental matter or condition, any violation of any Environmental, Health and Safety Laws or the generation, storage, treatment, disposal, transportation, shipment offsite, migration or other management of Hazardous Materials (collectively, "Environmental Liabilities"). Without limiting the generality of the foregoing, except with respect to the Buyer Environmental Indemnification, the Buyer, on behalf of itself and the other members of the Buyer Group, expressly waives any other rights and remedies available to the Buyer Group at law or equity, including liability for damages or contribution under CERCLA or other Environmental, Health and Safety Laws.

            (f) LOSSES OF NET INSURANCE AND OTHER ITEMS. The amount of any Loss for which indemnification is provided (or the Shareholder Basket is credited) under this Section 8 shall be net of (i) any reserves (or overstatement of liabilities in respect of actual liabilities) included in the Closing Balance Sheet; (ii) any amounts recovered or recoverable by the Indemnified Persons pursuant to (A) any indemnification by, or indemnification agreement with, any third party, and (B) any insurance proceeds (net of any retro-premium obligations and the present value of the future premium increases directly attributable to any claims made with respect to such Loss) or other cash receipts or sources of reimbursement received as an offset against such Loss (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder), and (iii) an amount equal to the present value of the Tax benefit, if any, attributable to such Loss (and shall be increased by an amount equal to the present value of the Tax detriment, if any, attributable to receipt of any indemnification payments under this Section 8). If the amount to be netted hereunder from any payment required under Section 8.1 is determined after payment by the Indemnifying Persons of any amount otherwise required to be paid to an Indemnified Person pursuant to this Section 8, the Indemnified Persons shall repay the Indemnifying Persons, promptly after such determination, any amount that the indemnifying Persons would not have had to pay pursuant to this
Section 8 had such determination been made at the time of such payment.

            (g) MITIGATION OF LOSS. Each party shall take all reasonable steps (consistent with sound business judgment) to mitigate any Loss (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Loss) upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

            (h) INDEMNITY LIMITATION FOR SHAREHOLDER GROUP. Subject to the other limitations set forth in this Section 8, in no event shall the Shareholder Group be liable to indemnify the Buyer Group for an aggregate amount that is greater than the Maximum Consideration.

            (i) KNOWLEDGE OF BUYER. The Buyer Group shall not be entitled to indemnification pursuant to Section 8.1(a)(i) with respect to any breach of a representation or warranty if any member of the Buyer Group (excluding the Company, Holding and their respective officers, directors, employees, representatives and Affiliates) had actual knowledge, prior to the Closing, that such breach existed. The parties hereto acknowledge and agree that awareness of the facts or circumstances relating to a breach, but not the facts or circumstances that constitute the breach, of a representation or warranty does not constitute actual knowledge of the breach of such representation or warranty.

8.3  ASSERTION OF CLAIMS; PAYMENT OF CLAIMS.

            (a) No claim shall be brought under Section 8.1 hereof unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying in reasonable detail the nature and basis of such claim and the amount thereof, to the extent known (it being understood that in the case of any claim made by a Person other than by reason of a third party claim, the Indemnified Person must have either (x) incurred, in good faith, some damages or expenses with respect to such claim at or prior to the date of such notice or (y) a reserve would be required to be provided on a balance sheet prepared in accordance with GAAP with respect to such claim) or (ii) written notice pursuant to Section 8.4 of any Third Party Claim, the existence of which might give rise to such a claim. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under Section 8.1 hereof.

            (b) Any obligation of KECC to indemnify the Buyer Group shall be satisfied (i) first, from the Escrow Fund, and the Company, the Shareholders' Representative and the Buyer shall, after final resolution of the existence of the obligation, execute joint written instructions to the Escrow Agent directing the Escrow Agent to make payment to Holding or the appropriate member of the Buyer Group; and (ii) second, from KECC by payment to Holding or the appropriate member of the Buyer Group.

            (c) With respect to the rights of the Buyer Group to be indemnified for Environmental Losses, KECC shall have no obligation to provide indemnification with respect to any remedial or corrective action unless such action is required to comply with (a) Environmental Health and Safety Laws, (b) directives imposed by Governmental Entities pursuant to Environmental Health and Safety Laws having jurisdiction thereunder, or (c) solely with respect to the Minneapolis Minnesota facility of the Company, claims, demands or obligations pursuant to the Lease and Lease Extension Agreement as (in pertinent part) in effect on the date hereof for such facility. Nothing in this Section 8.3(c) or otherwise in this Agreement shall limit the right of the Company or Buyer on and after the Closing Date, to conduct environmental audits, assessments or investigations, including without limitation subsurface investigations, at its sole and unfettered discretion.

8.4  NOTICE AND DEFENSE OF THIRD PARTY CLAIMS.

      The obligations and Liabilities of an Indemnifying Person with respect to Losses resulting from the assertion of liability by third parties (each, a "Third Party Claim") shall be subject to the following terms and conditions:

            (a) The Indemnified Persons shall promptly give written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Loss by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any Liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Persons are prejudiced by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

            (b) Upon delivery of notice by the Indemnifying Persons to the Indemnified Persons, the Indemnifying Persons shall have the right to assume the defense of any Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; PROVIDED, HOWEVER, that the Indemnifying Persons shall not have the right to assume the defense of any Third Party Claim, if (i) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of counsel to the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons, (ii) such action or Proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons or (iii) the Indemnifying Persons shall not have assumed the defense of the Third Party Claim within 90 days.

            (c) If the Indemnifying Persons shall assume the defense of a Third Party Claim (under circumstances in which the proviso to the first sentence of Section 8.4(b) is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the Indemnifying Persons do not exercise their right to assume the defense of a Third Party Claim by giving the written notice referred to in Section 8.4(b), or are otherwise restricted from so assuming by the proviso to the first sentence of Section 8.4(b), the Indemnifying Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons may assume the defense of the Third Party Claim, with counsel which shall be reasonably satisfactory to the Indemnifying Persons, and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the Indemnifying Persons, which consent shall not unreasonably be withheld or delayed.

            (d) If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims that does not unconditionally release the Indemnified Persons from liability of any kind without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld (provided that such consent will be required with respect to any settlement that involves anything other than or in addition to the payment of money).

8.5  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS.

      Subject to the further provisions of this Section 8.5, the representations and warranties of the Shareholders contained in Section 3 and the representations and warranties of Holding and the Company contained in Section 4 and the representations and warranties of the Buyer contained in Section 5 shall survive the Closing Date until the date that is 18 months after the Closing Date; PROVIDED, HOWEVER, that the representations and warranties of the Shareholders, Holding and the Company contained in Sections 3.1, 3.2, 3.3, 4.3, 4.4(a) and 4.18 shall survive the Closing Date without any time limit, the representations and warranties set forth in Section 4.17 shall survive the Closing Date until the second anniversary of the Closing Date and the representations and warranties set forth in Sections 4.8 and 4.16 shall survive the Closing Date until the date that is 90 days after the expiration of the statute of limitations, if any, applicable to the matters set forth therein. The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated, whether by their terms or as a matter of applicable law; PROVIDED, HOWEVER, that the covenants in Sections 6.1 and 6.2 shall terminate 18 months after the Closing Date and the covenants under Sections 6.4, 6.5, 6.6, 6.7(other than the last sentence thereof), 6.8, 6.11 and 6.12 shall not survive the Closing. For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the "Survival Date".

8.6  NO THIRD PARTY RELIANCE.

      Anything contained herein to the contrary notwithstanding, the representations and warranties of Holding, the Company and the Shareholders contained in this Agreement (including, without limitation, the Disclosure Letter) (i) are being given by Holding, the Company and the Shareholders as an inducement to the Buyer to enter into this Agreement (and Holding, the Company and the Shareholders acknowledge that the Buyer has expressly relied thereon) and (ii) are solely for the benefit of the Buyer and its Affiliates. Accordingly, no third party or anyone acting on behalf of any thereof other than the Indemnified Persons, and each of them, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against Holding or the Company with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Section 8, or otherwise.

                                   ARTICLE IX

                              ADDITIONAL AGREEMENTS

9.1  EXPENSES.

      Except as otherwise provided herein, each of Holding, the Company and the Shareholders, on one hand, and the Buyer, on the other hand, shall bear their own expenses in connection with the preparation for and consummation of the transactions contemplated hereby (the "Transaction Expenses"); PROVIDED, HOWEVER, that in the event the transactions contemplated hereby are consummated, all Transaction Expenses (other than Shareholder Expenses which are deducted from the Purchase Price) incurred by Holding, the Company and the Shareholders shall be borne PRO RATA by the Shareholders, and such expenses shall not in any event be the responsibility of the Company, Holding, the Buyer or any Affiliate of the Buyer unless so deducted from the Purchase Price.

9.2  AMENDMENTS TO EMPLOYMENT AGREEMENTS.

      Prior to the Closing, each of Terry Hartman, Richard Makowski, Marc Kamin and William Regan will amend their respective employment agreements with the Company so as to give the Company the option, upon a resignation by such employee, to pay severance to the employee (such severance to include the same items as are payable in the event of a termination without cause) for up to 18 months (but not later than January 31, 2001), in return for the noncompetition covenant to be in effect for the same period of time as the severance (the "Employment Agreement Amendments").

9.3  USE OF NAME.

      Until the fourth anniversary of the Closing Date, (i) KECC shall not acquire an equity interest in any company or business which uses the name "Cardinal" and which manufactures, markets, sells or distributes plastic products, unless such company or business operated under the name of Cardinal for at least one year prior to the date of the acquisition, and (ii) KECC shall not change the name of any entity in which it has a controlling equity interest to any name that includes "Cardinal". In connection therewith, it is agreed that the undertaking under this Section 9.3 is of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Section
9.3 would cause Holding, the Buyer and their Affiliates irreparable harm. In the event of any such breach, Holding and the Buyer shall be entitled, as a matter of right, to injunctive and other equitable relief without waiving any other rights which they may have to damages or otherwise.

9.4  TERMINATION OF AFFILIATE TRANSACTIONS.

            (a) Each Shareholder agrees that, effective as of the Closing Date and without any further action by Holding, the Company, or any Shareholder, each of Holding and the Company shall be released from any and all obligations and liabilities under the agreements set forth in the Disclosure Letter in response to Sections 3.3 (other than (i) in the case of KECC, the amount of any accrued and unpaid management fee owing under the agreement described in item A1 of
Section 3.3 of the Disclosure Letter, but solely to the extent such fees are accrued as a current liability on the Closing Balance Sheet, and (ii) in the case of the Management Shareholders, any obligations or liabilities under their respective employment agreements).

            (b) Notwithstanding any provision in this Agreement to the contrary, Buyer, Holding and the Company agree that each Person who is, immediately prior to the Closing, serving as an officer or director of the Company will continue to have the benefit of any indemnification arrangements as were in effect from time to time, as set forth (x) in the charter and/or bylaws of Holding or the Company (as appropriate), or (y) to the extent applicable to any such charter or bylaws, any related provisions of applicable state corporate laws.

9.5  AGREEMENT TO WIND DOWN THE ESOP.

      The Parties hereto acknowledge and agree that upon receipt of payment in full of the Preferred Redemption Amounts, the Buyer and the Company shall take or cause to be taken, as the case may be, all actions necessary to wind down the ESOP. The costs of winding down and terminating the ESOP shall be paid by Holding or the Company. The Closing Balance Sheet shall include as a current liability reserve in the amount of $50,000 relating to such expenses.

9.6  TAX MATTERS.

            (a) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns (the "Post Closing Tax Returns") for the Company for all periods (or portions thereof) ending on or before the Closing Date which are filed after the Closing Date. All Post Closing Tax Returns shall be prepared in accordance with past practice to the extent consistent with Applicable Law and, unless otherwise agreed to by the parties, will only contain positions regarding Tax items that a prudent business person, upon the advice of relevant experts, would include in a Tax return. The Buyer shall permit the Shareholders' Representative to monitor the preparation of and review each Post Closing Tax Return prior to its filing. Unless the Shareholders' Representative gives written notice to the Buyer, in reasonable detail, of its disagreement with any Post Closing Tax Return within 20 days of its receipt thereof, such Post Closing Tax Return shall become final and binding upon the parties. To the extent the Shareholders' Representative timely disagrees with a Post Closing Tax Return and the Buyer and the Shareholders' Representative do not reach a mutually satisfactory agreement with respect to any such comments within 20 days of the date of such objection, Arthur Andersen LLP shall resolve any such disagreement which resolution shall be conclusive and binding upon the parties.

            (b) The Post Closing Tax Returns, as finally determined, shall be filed by the Buyer. The excess, if any, of (i) any refund of income Taxes received by the Buyer or the Company in connection with such Post Closing Tax Return attributable to Tax items incurred by the Company prior to the Closing Date (the "Tax Refund") over (ii) the Unrecorded ATL, shall be promptly paid to the Shareholders pro rata based on each Shareholder's Proportionate Percentage. The excess, if any, of the Unrecorded ATL over the amount of the Tax Refund set forth on a Post Closing Tax Return shall be paid by KECC to the Buyer upon the later to occur of (x) the date such Post Closing Tax Return is filed and (y) the Final Determination Date.

                                   ARTICLE X

                       TERMINATION; EFFECT OF TERMINATION

10.1      TERMINATION.

      This Agreement may be terminated at any time prior to the Closing by:

            (a) the mutual consent of the Buyer and the Company; or

            (b) the Buyer, if there has been a breach by Holding, the Company or any Shareholder of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Holding, the Company or any Shareholder which is material and which such party fails to cure within 10 Business Days after notice thereof is given by the Buyer (except no cure period shall be provided for a breach which by its nature cannot be cured); or

            (c) the Company, if there has been a breach by the Buyer of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Buyer which is material and which such party fails to cure within 10 Business Days after notice thereof is given by the Company (except no cure period shall be provided for a breach which by its nature cannot be cured); or

            (d) the Buyer or the Company, if the conditions set forth in Section
7.1 shall not have been satisfied or waived (to the extent they may be waived) by the close of business on July 16, 1999; or

            (e) the Buyer, if the conditions set forth in Section 7.2 shall not have been satisfied or waived (to the extent they may be waived) by the close of business on July 16, 1999; or

            (f) the Shareholders' Representative, if the conditions set forth in
Section 7.3 shall not have been satisfied or waived (to the extent they may be waived) by the close of business on July 16, 1999; or

            (g) the Buyer or the Shareholders' Representative, if any permanent injunction or other Order of a court or other competent authority preventing the Closing shall have become final and nonappealable;

PROVIDED, HOWEVER, that neither the Company nor the Buyer shall be entitled to terminate this Agreement pursuant to Section 10.1(d), (e) or (f) if such party's intentional breach (or, with respect to the Company, a Shareholder's intentional breach) of this Agreement has prevented the satisfaction of a condition. Any termination pursuant to Section 10.1(a) shall be effected by a written instrument signed by the Buyer and the Company, and any termination pursuant to this Section 10.1 (other than a termination pursuant to Section 10.1(a)) shall be effected by written notice from the party so terminating to the other parties hereto, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

10.2      EFFECT OF TERMINATION.

      In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, except for Sections 6.7, Section 9.1, this Section 10.2 and Section 11, each of which shall survive the termination of this Agreement; PROVIDED, HOWEVER, that the Liability of any party for any breach by such party, if such breach arose out of an intentional act of such party, of the representations, warranties, covenants or agreements of such party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and, in addition, in the event of any action for breach of contract in the event of a termination of this Agreement, the prevailing party shall be reimbursed by the other party to the action for reasonable attorneys' fees and expenses relating to such action.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

11.1      AMENDMENT.

      This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Shareholders' Representative, the Company and the Buyer.

11.2     EXTENSION; WAIVER.

      At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and any such waiver shall not operate or be construed as a waiver of any subsequent breach by the other party.

11.3  ENTIRE AGREEMENT.

      This Agreement and the other agreements and documents referenced herein (including, but not limited to, the Disclosure Letter, the Confidentiality Agreement dated as of November 18, 1998, between Brown, Gibbons, Lang & Company, L.P., on behalf of the Company, and the Buyer, the Confidentiality Agreement dated as of October 20, 1998, between Brown, Gibbons, Lang & Company, L.P., on behalf of the Company, and First Atlantic Capital, Ltd, the Related Documents and the Exhibits (in their executed form) attached hereto) contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements or understandings among the parties with respect thereto (including, but not limited to, the letter of intent dated as of April 14, 1999, among the Buyer, Holding, the Company and certain of the Shareholders).

11.4  SEVERABILITY.

      It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.5  NO THIRD-PARTY BENEFICIARIES; SUCCESSORS AND ASSIGNS.

      Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, representatives, heirs and estates, as the case may be, including, without limitation, the indemnification obligations set forth in Article 8. This Agreement shall not be assignable by any party hereto without the consent of the other parties hereto (it being understood that the Shareholders' Representative may consent on behalf of all Shareholders); PROVIDED, HOWEVER, that anything contained herein to the contrary notwithstanding, the Buyer may, without the prior written consent of any other party, assign any or all of its rights and interests hereunder to any lender or lenders providing financing to the Buyer as collateral security for such financing.

11.6  HEADINGS.

      Descriptive headings are for convenience only and shall not control or affect in any way the meaning or construction of any provision of this Agreement.

11.7  NOTICES.

      All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (i) if to the Shareholders' Representative (or Holding or the Company prior to Closing), to:

                         Key Equity Capital Corporation
                         127 Public Square, 28th Floor
                         Cleveland, Ohio  44114
                         Attention: Mr. John F. Kirby
                         Telecopier: (216) 689-3204;

                     with a copy to:

                         Kirkland & Ellis
                         200 East Randolph Drive
                         Chicago, Illinois  60601
                         Attention:  Matthew E. Steinmetz, Esq.
                         Telecopier: (312) 861-2200; and

            (ii) if to the Shareholders, to the addresses set forth on Schedule II;

            (iii) if to the Buyer, to:

                         Berry Plastics Corporation
                         101 Oakley Street
                         Evansville, Indiana 47710
                         Attention: Martin R. Imbler
                         Telecopier: (812) 421-9604;

                       with a copy to:

                         First Atlantic Capital, Ltd.
                         135 East 57th Street
                         29th Floor
                         New York, New York  10022
                         Attention:  Roberto Buaron
                         Telecopier:  (212) 750-0954;

                         and

                         O'Sullivan Graev & Karabell, LLP
                         30 Rockefeller Plaza
                         New York, New York 10112
                         Attention:  Michael J. O'Brien, Esq.
                         Telecopier: (212) 408-2420.

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery,
(ii) in the case of delivery by telecopy, on the date of such delivery and (iii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch.

11.8  COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

11.9  GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

11.10 INCORPORATION OF EXHIBITS AND SCHEDULES.

      The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any disclosure made on any schedule referred to herein shall be deemed to be disclosure on any other schedule hereto to the extent that such disclosure is reasonably responsive as an exception to the representation or warranty that relates to such other schedule. Holding and the Company shall have the right at any time on or prior to the Closing Date to make modifications, supplements or updates to the Disclosure Letter, which modifications, supplements and updates shall not be taken into account for purposes of determining the satisfaction of the condition of the Buyer set forth in Section 7.2(a). In the event the Closing occurs, however, such modifications, supplements and updates to the Disclosure Letter shall be deemed for all purposes to have been included in the original Disclosure Letter, effective as of the date of this Agreement.

11.11 CONSTRUCTION.

      Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

11.12 REMEDIES.

      Article VIII shall be the exclusive remedy for monetary damages owing from any party to the other that arise from the matters described in Sections 8.1(a),
(b) and (c) or otherwise arising out of or relating to this Agreement, unless any such breach constitutes fraud. Subject to the provisions of Section 10.2, the parties shall each have and retain all other equitable rights and remedies existing in their favor, including, without limitation, any actions for specific performance and/or injunctive relief, to enforce or prevent any violations of the provisions of this Agreement, but excluding the remedy of recission.

11.13  WAIVER OF JURY TRIAL.

      Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, Proceeding or counterclaim arising out of or relating to this Agreement.

11.14  INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES.

      All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. Each representation, warranty and covenant shall be given independent effect so that if a particular representation, warranty or covenant is breached the fact that another representation, warranty or covenant pertaining to the same or similar subject matter is not breached will not affect the breach or enforceability of such representation, warranty or covenant.

                                    * * *

            IN WITNESS WHEREOF, each of the parties hereto has duly executed this Stock Purchase Agreement as of the date first written above.

                                    BERRY PLASTICS CORPORATION


                                    By:/S/ MARTIN R. IMBLER
                                       Name: Martin R. Imbler
                                       Title: President and Chief Executive
                                              Officer


                                    CPI HOLDING CORPORATION


                                    By: /S/ JOHN F. KIRBY
                                        Name: John F. Kirby
                                        Title: Vice President


                                    CARDINAL PACKAGING, INC.


                                    By: /S/ JOHN F. KIRBY
                                        Name: John F. Kirby
                                        Title: Vice President


                                    THE SHAREHOLDERS:

                                    KEY EQUITY CAPITAL CORPORATION


                                    By: /S/ JULIANNE MARLEY
                                        Name: Julianne Marley
                                        Title: Vice President

                                    RANDOLPH STREET PARTNERS XVII


                                    By: /S/ MATTHEW STEINMETZ
                                        Name: Matthew Steinmetz
                                        Title: Partner

                                    MID OHIO SECURITIES CORP. f/b/o W.W.
                                    VOGELGESANG IRA


                                     By: /S/ LEONARD J. GIBEL
                                         Name: Leonard T. Gibel
                                         Title:   Vice Presdient


                                         /S/ JAMES C. COLLINS
                                         James C. Collins

                                     KEY EQUITY PARTNERS III


                                     By: /S/ CHRISTOPHER A. O'DONNELL
                                         Name: Christopher A. O'Donnell
                                         Title: Vice President

                                     HELLER FINANCIAL, INC.


                                     By: /S/ JULIANNE MARLEY
                                         Name: Julianne Marley
                                         Title: Vice President

                                         /S/ WILLIAM REGAN
                                         William Regan

                                         /S/ TERRY HARTMAN
                                         Terry Hartman

                                         /S/ RICHARD MAKOWSKI
                                         Richard Makowski

                                         /S/ MARC KAMIN
                                         Marc Kamin

                                                                        ANNEX I

                                   DEFINITIONS

            The following terms used in the Agreement and Plan of Reorganization shall have the following respective meanings:

            "ACCRUED TAX LIABILITIES" has the meaning set forth in Section
2.4(a).

            "AFFILIATE" means, with respect to any Person, (i) a director, officer or stockholder of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

            "ARBITRATING ACCOUNTANTS" has the meaning set forth in Section
2.3(a).

            "BEST KNOWLEDGE" of any Person shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson could have obtained in the management of his business affairs after making due inquiry and exercising due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. In connection therewith, the knowledge (both actual and constructive) of Terry Hartman, Richard Makowski, Marc Kamin, and William Regan shall be imputed to be the knowledge of the Company.

            "BUSINESS DAY" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

            "BUYER" has the meaning set forth in the caption.

            "BUYER ENVIRONMENTAL INDEMNIFICATION" has the meaning set forth in
Section 8.2(e).

            "BUYER GROUP" means the Buyer and its successors and assigns, and each of its officers, directors, employees, representatives and Affiliates (including the Company and Holding in the event the transactions contemplated hereby are consummated), other than any Shareholder and any Person who is an officer or employee of Holding or the Company prior to the Closing.

            "CAPITALIZED LEASE OBLIGATIONS" has the meaning set forth in Section 2.1(a).

            "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

            "CERCLIS" means the Comprehensive Environmental Response, Compensation, and Liability Information System.

            "CLOSING" has the meaning set forth in Section 1.5(a).

            "CLOSING DATE" has the meaning set forth in Section 1.7(a).

            "CODE" means the Internal Revenue Code of 1986, as amended.

            "COMPANY" has the meaning set forth in the caption.

            "CONFIDENTIAL INFORMATION" means Intellectual Property Rights of Holding and the Company and all information of a proprietary or confidential nature relating to Holding and the Company, or the Company's business excluding any information that (i) is in the public domain as of the Closing Date, (ii) after the Closing Date enters the public domain through no wrongful action or inaction on the part of any Shareholder, and (iii) is communicated to a Shareholder by a third party under no duty of secrecy or confidentiality to any Person.

            "CONTRACT" means any written or oral loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, permit, concession, franchise or license.

            "CONTROL" means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "CORPORATE RIGHTS" has the meaning set forth in Section 1.3.

            "DELAWARE STATUTE" has the meaning set forth in the preamble.

            "DISCLOSURE LETTER" has the meaning set forth in Section 4.1.

            "EMPLOYEE PLAN" means any "employee benefit plan" (as defined in Section 3(3) of ERISA).

            "EMPLOYMENT AGREEMENT AMENDMENTS" has the meaning set forth in
Section 9.2.

            "ENCUMBRANCES" means and includes security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

            "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all Laws, Permits and Contracts with Governmental Entities relating to or addressing pollution or protection of the environment, public health and safety, or employee health and safety, including, but not limited to, the Solid Waste Disposal Act, as amended, 42 U.S.C. ss.ss.6901, ET SEQ., the Clean Air Act, as amended, 42 U.S.C. ss.ss.7401 ET SEQ., the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss.1251 ET SEQ., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss.11001 ET SEQ., the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. ss.ss.9601 ET SEQ., the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. ss.1804 ET SEQ., the Occupational Safety and Health Act of 1970, the regulations promulgated thereunder, and any similar Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder, and all related common law theories and in each case of the foregoing as on or prior to the date hereof.

            "ENVIRONMENTAL LIABILITIES" has the meaning set forth in Section 8.2(e).

            "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

            "ERISA AFFILIATE" means, with respect to any Person, any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with such Person as defined in Section 414(b), 414(c) or 414(m) of the Code.

            "FINAL DETERMINATION DATE" has the meaning set forth in Section 2.4(b)(iii).

            "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.5.

            "FUNDED INDEBTEDNESS" has the meaning set forth in Section 2.1(a).

            "GAAP" has the meaning set forth in Section 2.4(a).

            "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, Federal, state or local.

            "HAZARDOUS MATERIALS" means any hazardous or toxic chemicals, materials or substances; any pollutants or contaminants; or crude oil or any fraction thereof (as such terms are defined under any Environmental, Health and Safety Law).

            "HOLDING" has the meaning set forth in the caption.

            "HOLDING COMMON STOCK" has the meaning set forth in Section 4.3.

            "HOLDING'S BY-LAWS" means the by-laws of Holding.

            "HOLDING'S CHARTER" means the certificate of incorporation of Holding.

            "HSR ACT" has the meaning set forth in Section 7.1(d).

            "INDEMNIFIED PERSONS" means the Buyer Group, Holding, the Company or the Shareholders, as the case may be.

            "INDEMNIFYING PERSONS" means the Buyer or the Shareholders, as the case may be.

            "INTELLECTUAL PROPERTY RIGHTS" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

            "KECC" means Key Equity Capital Corporation.

            "LATEST BALANCE SHEET" has the meaning set forth in Section 4.5.

            "LATEST BALANCE SHEET DATE" has the meaning set forth in Section
4.5.

            "LAW" means any law, statute, treaty, rule, directive or regulation or Order of any Governmental Entity.

            "LEASED PROPERTY" has the meaning set forth in Section 4.10(a).

            "LIABILITY" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

            "LOSSES" means any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' and other professionals' fees), assessments, Tax deficiencies and Taxes incurred in connection with the receipt of indemnification payments (including interest or penalties thereon) arising from or in connection with any such matter that is the subject of indemnification under Section 8.1.

            "MANAGEMENT SHAREHOLDER" means each of Terry Hartman, William Regan, Marc Kamin and Richard Makowski.

            "MATERIAL ADVERSE CHANGE" means, with respect to any Person, any material adverse change in the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or business prospects of such Person or any material casualty loss or damage to the assets of such Person, whether or not covered by insurance, but shall exclude any change in the U.S. economy generally or in the industry in which such Person operates.

            "MATERIAL ADVERSE EFFECT" on any Person means a material adverse effect on the business, operations, assets (including levels of working capital and components thereof), condition (financial or otherwise), operating results, Liabilities, employee relations or business prospects of such Person, but shall exclude any adverse effect of the U.S. economy generally or in the industry in which such Person operates.

            "NOVEMBER BALANCE SHEET" has the meaning set forth in Section
2.4(a).

            "ORDERS" means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator.

            "OWNED REAL PROPERTY" has the meaning set forth in Section 4.10(a).

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
            "PERCENTAGE INTEREST" means, as to each Shareholder, the percentage figure that expresses the ratio between the number of shares of Holding Common Stock owned by such Shareholder immediately prior to Closing and the number of Shares.

            "PERMITS" means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

            "PERMITTED ENCUMBRANCES" means (i) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books, (ii) workers or unemployment compensation liens arising in the ordinary course of business; and (iii) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts that are not delinquent, (iv) easements, covenants, conditions and restrictions of record as to which no violation or encroachment exists, (v) any zoning or other governmentally established restrictions or Encumbrances which do not materially interfere with the Company's business as presently conducted and are not violated by existing improvements, and (vi) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs, all whether or not of record and which do not interfere with the conduct of the Company's business as presently conducted and are not violated by existing improvements.

            "PERSON" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

            "POST CLOSING TAX RETURNS" has the meaning set forth in Section 9.6(a).

            "POTENTIAL TRANSACTION" has the meaning set forth in Section 6.8(a).

            "PROCEEDINGS" means actions, suits, claims, investigations or legal or administrative or arbitration proceedings.

            "REAL PROPERTY" has the meaning set forth in Section 4.10.

            "RECORDED ATL" has the meaning set forth in Section 2.4(a).

            "RELATED DOCUMENTS" means the Escrow Agreement.

            "RELEASED PERSONS" has the meaning set forth in Section 6.9.

            "REQUISITE RIGHTS" has the meaning set forth in Section 4.11(a).

            "SHAREHOLDERS(S)" has the meaning set forth in the caption.

            "SHAREHOLDER GROUP" means each of the Shareholders and their respective successors and assigns, officers, directors, employees, representatives and Affiliates.

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
            "SHAREHOLDERS' REPRESENTATIVE" has the meaning set forth in
Section 6.10(a).

            "SURVIVAL DATE" has the meaning set forth in Section 8.5.

            "TAX" means any of the Taxes.

            "TAX REFUND" has the meaning set forth in 9.6(b).

            "TAX RETURNS" means Federal, state, local and foreign tax returns, reports, statements, declarations of estimated tax and forms.

            "TAXES" means, with respect to any entity, (i) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such entity (if any) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of (A) being a "transferee" (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, (B) being a member of an affiliated or combined group or (C) any contractual obligation.

            "THIRD-PARTY CLAIM" has the meaning set forth in Section 8.4.

            "TRANSACTION EXPENSES" has the meaning set forth in Section 9.1.

            "TRANSITION PERIOD" has the meaning set forth in Section 6.1.

            "UNRECORDED ATL" has the meaning set forth in Section 2.4(a).

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